Exhibit 10.19

FOIA CONFIDENTIAL TREATMENT REQUESTED

RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT

BY AND BETWEEN

PFIZER INC.

AND

CYTOMX THERAPEUTICS, INC.

MAY 30, 2013

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

4.	LICENSES AND RELATED GRANTS OF RIGHTS.		32

	4.1.	Grants to Pfizer.	32

	4.2.	Grants to CytomX.	34

	4.3.	Reciprocal Non-Exclusive Research License for Disclosed Know-How and Confidential Information.	35

	4.4.	Retained Rights.	36

	4.5.	Exclusivity.	36

	4.6.	Section 365(n) of Bankruptcy Code.	36

	4.7.	No Implied Rights.	37

5.	PAYMENTS TO CYTOMX.		37

	5.1.	Upfront and Option Fee.	37

	5.2.	Option Exercise Fee.	37

	5.3.	Research Support Funding.	37

	5.4.	Milestones.	39

	5.5.	Royalties.	42

	5.6.	Reports and Payments.	46

	5.7.	Maintenance of Records; Audits.	47

6.	INTELLECTUAL PROPERTY.		48

	6.1.	Inventions.	48

	6.2.	Patent Rights.	50

	6.3.	Interference, Opposition, Revocation and Declaratory Judgment Actions.	58

7.	CONFIDENTIALITY.		59

	7.1.	Confidentiality.	59

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

	7.2.	Authorized Disclosure.	59

	7.3.	Public Announcements; Publications.	62

	7.4.	Obligations in Connection with Change of Control.	63

8.	REPRESENTATIONS AND WARRANTIES.		63

	8.1.	Mutual Representations and Warranties.	63

	8.2.	Representations and Warranties of CytomX.	64

	8.3.	CytomX Covenants.	66

	8.4.	Representation by Legal Counsel.	67

	8.5.	Disclaimer.	67

9.	GOVERNMENT APPROVALS; TERM AND TERMINATION.		68

	9.1.	Government Approvals.	68

	9.2.	Term.	68

	9.3.	Termination by Either Party for Cause.	68

	9.4.	Termination by Pfizer for Convenience.	68

	9.5.	Termination on Insolvency of CytomX.	68

	9.6.	Effects of Termination.	68

	9.7.	Disposition of Inventories of Products.	73

	9.8.	Survival of Certain Obligations.	73

	9.9.	Right to Termination of Research Project(s) or Research Program by Pfizer upon Change of Control of CytomX.	73

	9.10	Effects of CytomX Change of Control.	74

10.	LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE.		75

	10.1.	No Consequential Damages.	75

	10.2.	Indemnification by Pfizer.	75

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

	10.3.	Indemnification by CytomX.	76

	10.4.	Procedure.	76

	10.5.	Insurance.	78

11.	MISCELLANEOUS.		78

	11.1.	Assignment.	78

	11.2.	Further Actions.	79

	11.3.	Force Majeure.	79

	11.4.	Notices.	79

	11.5.	Amendment.	80

	11.6.	Waiver.	80

	11.7.	Severability.	80

	11.8.	Descriptive Headings.	81

	11.9.	Dispute Resolution.	81

	11.10.	Governing Law.	82

	11.11.	Consent to Jurisdiction.	82

	11.12.	Entire Agreement.	82

	11.13.	Independent Contractors.	82

	11.14.	Counterparts.	83

	11.15.	No Third Party Rights or Obligations.	83

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBITS

Exhibit 2.3.1: EGFR Research Plan

SCHEDULES

Schedule 1.51: EGFR

Schedule 1.54: EGFR Probody

Schedule 1.159: Tool Patent Rights

Schedule 6.2.1(d): Countries for Filing National Phase Applications (Part A and Part B)

Schedule 7.3.1: Press Release

Schedule 8.2.1: CytomX Third Party Agreements

Schedule 8.2.3: CytomX Patent Rights

Schedule 8.2.8: Government Funding Agreements

Schedule 8.2.9: Agreements Limiting IP Rights

Schedule 8.2.10: Disclosed Third Party Agreements

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

v

RESEARCH COLLABORATION, OPTION AND LICENSE AGREEMENT

This Research Collaboration, Option and License Agreement (the “Agreement”) is entered into as of May 30, 2013 (the “Effective Date”), by and among Pfizer, Inc., a corporation organized and existing under the laws of the State of Delaware and having a place of business at 235 East 42nd Street, New York, New York, 10017 United States (“Pfizer”) and CytomX Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at 650 Gateway Blvd., Suite 125, South San Francisco, California, 94080 United States (“CytomX”). Pfizer and CytomX may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Pfizer is engaged in the research, development and commercialization of pharmaceutical and health care products and has developed and owns proprietary rights to certain technology enabling antibody-drug conjugation, including technology relating to Linkers and Payloads;

WHEREAS, CytomX has developed and owns proprietary rights to certain technology relating to a proprietary platform to enable the development of fully recombinant, protease-activated monoclonal antibodies, including Probodies (as defined below); and

WHEREAS, Pfizer and CytomX desire to collaborate to discover and research novel Probodies and Probody drug conjugates active against certain designated targets and to provide for Pfizer to further research, develop, manufacture and commercialize Probody drug conjugates, as provided for herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS.

When used in this Agreement, the following capitalized terms shall have the meanings set forth in this Article 1. Any terms defined elsewhere in this Agreement shall be given equal weight and importance as though set forth in Article 1.

1.1. “Acquirer” is defined in Section 9.10.1(b).

1.2. “ADC” means an Antibody conjugated to a Payload using a Linker, other than a PDC.

1.3. “Additional Target” is defined in Section 2.1.6.

1.4. “Additional Target Designation Date” is defined in Section 2.1.6.

1.5. “Additional Target Fee” is defined in Section 2.1.6.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.6. “Additional Third Party Licenses” is defined in Section 5.5.2(b).

1.7. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other managing authority, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.8. “Agreement” is defined in the introduction to this Agreement.

1.9. “Agreement PDC” means any PDC incorporating an Agreement Probody Targeting a Research Project Target.

1.10. “Agreement Probody” means (a) an EGFR Probody, (b) any Probody that is identified, created or developed in the course of the Research Program as Targeting a Research Project Target and (c) any modification or derivative of a Probody referenced under clause (a) or (b) of this Section 1.10 that is (i) developed by Pfizer, (ii) Targets a Research Project Target and (iii) is claimed or covered by CytomX Technology or Developed IP.

1.11. “Alliance Manager” is defined in Section 2.5.

1.12. “Annual Net Sales” means, with respect to any Licensed Product in a Pfizer Year during the applicable Royalty Term for such Licensed Product, the aggregate Net Sales by Pfizer, its Affiliates and its Sublicensees from the sale of such Licensed Product in the Territory during such Pfizer Year.

1.13. “Antibody” means a molecule which comprises or contains: (a) one or more immunoglobulin variable domains; (b) fragments, variants, modifications or derivatives of such immunoglobulin variable domains irrespective of origin or source, including but not limited to antigen binding portions including Fab, Fab’, F(ab’)2, Fv, dAb and CDR fragments, single chain antibodies (scFv), chimeric antibodies, monospecific antibodies, diabodies and polypeptides (including humanized versions thereof) that contain at least a portion of an immunoglobulin that is sufficient to confer specific antigen binding to the polypeptide; or (c) the nucleic acid consisting of a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) the foregoing molecules in (a) or (b). For clarity, as used in this Agreement, the term “Antibody” shall not include Probodies or PDCs.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.14. “Applicable Law” means the laws, statutes, rules, regulations, guidelines, or other requirements that may be in effect from time to time and apply to a Party’s activities to be performed under this Agreement, including any such laws, statutes, rules, regulations, guidelines or other requirements of the FDA or the EMA.

1.15. “Asia” means Japan and China.

1.16. “Available” means with respect to a proposed Second Target, Replacement Target or Additional Target, that such Target shall be available, as of the date of CytomX’s receipt of the applicable Proposed Target Notice, for designation by Pfizer as a Research Project Target unless (a) CytomX has granted, is subject to a Binding Obligation that prevents it from granting, or has an agreement in principal to grant (as evidenced by an agreed term sheet or letter of intent setting forth the material terms related to such proposed Target) to a Third Party a license or rights to acquire a license to Develop or Commercialize Probodies or PDCs Targeting such proposed Target prior to the date of receipt of the written notice from Pfizer, (b) CytomX is engaged in confidential discussions, which have been active within sixty (60) days prior to Pfizer’s written notice, with a Third Party (as evidenced by an executed nondisclosure agreement under which the identity of such proposed Target was disclosed to CytomX) related to the Development or Commercialization of Probodies or PDCs Targeting such proposed Target, prior to the date of receipt of the written notice from Pfizer, as certified in writing by CytomX’s CEO, or (c) CytomX has initiated antibody discovery directed to such proposed Target, as evidenced by CytomX’s written records, as of the date of receipt of the written notice from Pfizer.

1.17. “Bankruptcy Code” is defined in Section 4.6.

1.18. “Binding Obligation” means, with respect to a Party (a) any oral or written agreement or arrangement that binds or legally affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement; (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

1.19. “Biosimilar Biologic Product” is defined in Section 5.5.2(a).

1.20. “Biosimilar Notice” means a copy of any application submitted by a Third Party to the FDA under 42 U.S.C. § 262(k) of the PHS Act (or, in the case of a country of the Territory outside the United States, any similar law) for Regulatory Approval of a biological product, which application identifies a Licensed Product as the reference product with respect to such product, and other information that describes the process or processes used to manufacture the biological product.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.21. “Business Day” means a day other than a Saturday, a Sunday or a day that is a national holiday in the United States.

1.22. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.23. “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.24. “CAN Status” means the approval of candidate selection status for a particular Agreement PDC by Pfizer’s Oncology Research Development Board or other governance body with the same or higher authority, based upon Pfizer’s then prevailing criteria for early drug development activities, as documented in meeting minutes of such board or other body.

1.25. “Change of Control” means, with respect to a Party, (a) a merger, reorganization or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation, (b) a Third Party becoming the beneficial owner of fifty (50%) or more of the combined voting power of the outstanding securities of such Party or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates.

1.26. “Combination Product” means a Licensed Product containing an Agreement PDC and one or more other therapeutically active ingredients or products. For clarity, a Payload conjugated into an Agreement PDC contained in a Licensed Product shall not be considered an additional therapeutically active ingredient or product for the purposes of determining whether such Licensed Product is a Combination Product under this Agreement.

1.27. “Commercial License” is defined in Section 4.1.3.

1.28. “Commercialization” or “Commercialize” means activities directed to marketing, promoting, distributing, importing, exporting, using for commercial purposes or selling or having sold a Licensed Product. Commercialization shall not include any activities related to Manufacturing or Development.

1.29. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval or Commercialization of an Agreement PDC or Licensed Product by a Party, generally or with respect to any particular country in the

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound, product or product candidate, as applicable, owned or Controlled by such Party, or to which such Party has similar rights, which compound, product or product candidate is of similar market potential in such country, and is at a similar stage in its development or product life cycle as the Agreement PDC or Licensed Product, taking into account all relevant factors in effect at the time such efforts are to be expended. It is expressly understood that the use of Commercially Reasonable Efforts may result in ceasing the Development, Regulatory Approval or Commercialization of an Agreement PDC or Licensed Product. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.30. “Confidential Information” of a Party means all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding such Party’s technology, products, business or objectives, that is communicated in any way or form by the Disclosing Party to the Receiving Party, either prior to or after the Effective Date of this Agreement (including any information disclosed pursuant to the Confidentiality Agreement), and whether or not such Know-How or other information is identified as confidential at the time of disclosure. The terms and conditions of this Agreement shall be deemed to be the Confidential Information of each Party. CytomX Improvements shall be deemed to be the Confidential Information of CytomX. Pfizer Improvements shall be deemed to be the Confidential Information of Pfizer. Confidential Information within the Developed IP conceived or generated in the course of performing Research Plan Activities with respect to a particular Research Plan Target shall be deemed to be the Confidential Information of both Parties until the earlier of expiration of the Option Period for such Research Plan Target or such time as such Research Plan Target ceases to be a Research Project Target for purposes of this Agreement; thereafter, Confidential Information within such Developed IP shall be deemed to be the Confidential Information of the Party owning such Developed IP or of both Parties in the case of Joint Developed IP, except that any such Confidential Information within the PDC Developed IP, upon assignment thereof to Pfizer pursuant to Section 6.1.1(d), shall be deemed to be the Confidential Information solely of Pfizer.

1.31. “Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties dated July 27, 2012.

1.32. “Control” or “Controlled” means, with respect to any (a) item of information, including Know-How, or (b) intellectual property right, the possession (whether by ownership interest or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access to or a license under such item or right, as provided herein, without violating the terms of any agreement or other arrangements with any Third Party.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.33. “CytomX Improvement” means any Patent Right, Know-How or other intellectual property right (i) that is conceived or generated in the course of performing Research Plan Activities during the applicable Research Term by or on behalf of employees, agents or independent contractors of a Party or any of its Affiliates, solely or jointly with the employees, agents or independent contractors of the other Party or any of its Affiliates, and (ii) that (A) consists of a modification or improvement relating to the CytomX Technology, (B) would be generally applicable to compounds other than PDCs or ADCs, (C) is not specifically directed to one or more of the Agreement PDCs or the Pfizer Technology and (D) could have reasonably been developed or discovered without the aid, use or application of Pfizer Technology, Pfizer Improvements or Pfizer’s Confidential Information or any improvements or enhancements thereto. For clarity, the composition and use of Substrates and Masks so conceived or generated in the course of performing Research Plan Activities during the applicable Research Term, in each case that are not uniquely useful with an Agreement Probody, shall constitute CytomX Improvements and CytomX Improvements shall exclude PDC Developed IP.

1.34. “CytomX Indemnified Party” is defined in Section 10.2.

1.35. “CytomX Insolvency Event” means the occurrence of any of the following: (a) a case is commenced by or against CytomX under applicable bankruptcy, insolvency or similar laws, and is not dismissed within ninety (90) days, (b) CytomX files for or is subject to the institution of bankruptcy, reorganization, liquidation, receivership or similar proceedings, (c) CytomX assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for CytomX’s business, (e) a substantial portion of CytomX’s business is subject to attachment or similar process, or (f) anything analogous to any of the events described in the foregoing clauses (a) through (e) occurs under the laws of any applicable jurisdiction.

1.36. “CytomX Know-How” means any Know-How comprised in the CytomX Technology.

1.37. “CytomX Letter” is defined in Section5.5.2(c)(ii).

1.38. “CytomX Patent Right” means any Patent Right comprised in the CytomX Technology. The CytomX Patent Rights existing as of the Effective Date include those set forth on Schedule 8.2.3 attached hereto.

1.39. “CytomX Proprietary Materials” means biological materials (including any Probodies, Masks or Substrates) and other tangible research materials Controlled by CytomX and provided by CytomX to Pfizer under this Agreement.

1.40. “CytomX Technology” means any Patent Right, Know-How or other intellectual property right that is Controlled by CytomX or any Affiliate of CytomX as of the Effective Date or, subject to the provisions of Sections 5.5.2(c) and 9.10, that comes into the Control of CytomX or any Affiliate of CytomX at any time during the Term of this

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement that claims, covers or is specifically directed to the composition of, or any method of using or method of making or any Tools for Developing, any Probody, Mask or Substrate.

1.41. “CytomX Third Party Agreement” means: (i) any agreement between, on the one hand, CytomX or its Affiliate and, on the other hand, a Third Party, existing as of the Effective Date under which CytomX obtains rights in or to any Licensed Intellectual Property; and (ii) any agreement between, on the one hand, CytomX or its Affiliate and, on the other hand, a Third Party, entered into after the Effective Date under which CytomX or its Affiliate obtains rights in or to any Licensed Intellectual Property to the extent such Agreement is referenced under Section 5.5.2(b) or is elected by Pfizer as a CytomX Third Party Agreement pursuant to Section 5.5.2(c).

1.42. “CytomX Usable Developed IP” is defined in Section 7.2.1.

1.43. “Develop” or “Development” means to discover, research or otherwise develop a product, including conducting any pre-clinical, non-clinical or clinical research and any drug development activity, including discovery, research, toxicology, pharmacology and other similar efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), development of diagnostic assays in connection with clinical studies, and all activities directed to obtaining any Regulatory Approval, including any marketing, pricing or reimbursement approval.

1.44. “Developed IP” means any Patent Right, Know-How or other intellectual property right, excluding CytomX Improvements and Pfizer Improvements, that is conceived or generated in the course of performing Research Plan Activities during the applicable Research Term (a) solely by or on behalf of employees, agents or independent contractors of CytomX or any of its Affiliates, (b) solely by or on behalf of employees, agents or independent contractors of Pfizer or any of its Affiliates or (c) jointly by or on behalf of (i) employees, agents or independent contractors of CytomX or any of its Affiliates and (ii) employees, agents or independent contractors of Pfizer or any of its Affiliates.

1.45. “Development Milestone” is defined in Section 5.4.1.

1.46. “Development Milestone Payment” is defined in Section 5.4.1.

1.47. “Diligence Issue” is defined in Section 3.2.4.

1.48. “Disclosed Third Party Agreement” is defined in Section 8.2.10.

1.49. “Disclosing Party” is defined in Section 7.1.

1.50. “Effective Date” is defined in the introduction to this Agreement.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.51. “EGFR” means the Target corresponding to epidermal growth factor receptor, as more specifically described on Schedule 1.51.

1.52. “EGFR Continuation Product” means all Agreement PDCs Targeting EGFR that are or have been under Development or Commercialization by Pfizer under this Agreement at the time of or prior to termination of this Agreement.

1.53. “EGFR PDC” means any Agreement PDC incorporating an EGFR Probody.

1.54. “EGFR Probody” means the Probody described on Schedule 1.54 and any other Probody Targeting EGFR that is developed under the Research Plan for EGFR or otherwise provided to Pfizer hereunder and which shall be added to the Schedule 1.54.

1.55. “EMA” means the European Medicines Agency, or any successor agency thereto.

1.56. “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder.

1.57. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.58. “Field” means human and veterinary therapeutic, diagnostic, prophylactic and prognostic purposes.

1.59. “First Commercial Sale” means, with respect to any Licensed Product and any country of the world, the first sale of such Licensed Product under this Agreement by Pfizer, its Affiliates or its Sublicensees to a Third Party in such country, after such Licensed Product has been granted Regulatory Marketing Approval by the competent Regulatory Authorities in such country. When used without reference to a specified indication, First Commercial Sale means the First Commercial Sale for any indication.

1.60. “FTE” means a full time scientific equivalent person (with B.S., M.S. or Ph.D. level or equivalent degrees, including laboratory technicians with exams recognized according to European standards) year, consisting of a minimum of a total of one thousand eight hundred and eighty (1,880) hours per year of scientific work directly related to and in support of the Research Program by an employee or natural person engaged as an independent contractor of CytomX or any of its Affiliates.

1.61. “FTE Rate” means for the first three years after the Effective Date, [***] per FTE, and thereafter [***] per FTE.

1.62. “GAAP” means United States generally accepted accounting principles, consistently applied.

1.63. “Generic Competition” is defined in Section 5.5.2(a).

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.64. “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.65. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.66. “IND” means an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before beginning clinical testing of a Licensed Product in human subjects, or an equivalent foreign filing.

1.67. “Indemnified Party” is defined in Section 10.4.1.

1.68. “Indemnifying Party” is defined in Section 10.4.1.

1.69. “Infringement” is defined in Section 6.2.2(a).

1.70. “Joint Developed IP” is defined in Section 6.1.1(c).

1.71. “Joint Patent Right” is defined in Section 6.2.1(e).

1.72. “Joint Research Committee” or “JRC” is defined in Section 2.4.1.

1.73. “Know-How” means any proprietary invention, discovery, data, information, process, method, technique, material, technology, result or other know-how, whether or not patentable.

1.74. “Liability” is defined in Section 10.2.

1.75. “Licensed Intellectual Property” means any and all intellectual property (including Patent Rights and Know-How) Controlled by CytomX, including the CytomX Technology, the CytomX Improvements and CytomX’s interest in the Developed IP, that is actually used by CytomX in developing Licensed Products under the applicable Research Plan or that is otherwise necessary or useful for Pfizer to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and Commercialize Licensed Products. Notwithstanding the foregoing, Licensed Intellectual Property shall not include: (a) any Tools, or (b) any other intellectual property generated after the end of the applicable Research Term that is not Necessary for the Development or Commercialization of the Licensed Products.

1.76. “Licensed Product” means any product containing an Agreement PDC, which would infringe a Valid Claim of any Licensed Intellectual Property in the absence of the Commercial License or that is claimed or covered by, or was made using or otherwise incorporates, any Licensed Intellectual Property or Developed IP.

1.77. “Linker”means a moiety or means used to conjugate a Payload to an Antibody or Probody.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.78. “Litigation Conditions” is defined in Section 10.4.2.

1.79. “Major EU Market Country” means any of France, Germany, Italy, Spain or the United Kingdom.

1.80. “Major Market Country” means any Major EU Market Country, Japan or the United States.

1.81. “Manufacturing” or “Manufacture” means activities directed to making, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping or storage of a product.

1.82. “Marginal Royalty Rates” is defined in Section 5.5.

1.83. “Mask” means a peptide linked to an Antibody that is capable of inhibiting the specific binding of the Antibody to its Target.

1.84. “Milestone Payment” means any Development Milestone Payment or Sales Milestone Payment.

1.85. “Necessary” is defined in Section 5.5.2(b).

1.86. “Net Sales” means, with respect to a Licensed Product that is not a Combination Product, gross receipts from sales by Pfizer and its Affiliates and Sublicensees of such Licensed Product to Third Parties in the Territory, less in each case (i) bad debts, (ii) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers or other institutions in respect of the purchase price, (iii) adjustments actually paid, granted or accrued arising from consumer discount programs or other similar programs, (iv) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, (v) any payment made by Pfizer, its Affiliates or Sublicensees in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and (vi) freight and freight insurance (to the extent that Pfizer bears the cost of freight and freight insurance for the Licensed Product), in each case in accordance with GAAP, as consistently applied by Pfizer with respect to sales of the Licensed Product (the deductions described above are referred to collectively herein as “Permitted Deductions”); and

1.86.1. in the event a Licensed Product is sold as a Combination Product in any country, the Net Sales of the Combination Product, for the purposes of

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in such country of the Licensed Product when sold separately in finished form, and B is the aggregate weighted (by sales volume) average sale price in such country of the other therapeutically active ingredients included in such Combination Product when sold separately in finished form. In the event that such average sale price cannot be determined for both the Licensed Product and the other product(s) included in the Combination Product, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld or delayed.

1.86.2. Sales between Pfizer and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates or Sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or Sublicensees. Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of the Licensed Product.

1.86.3. The Parties acknowledge that Pfizer does not currently intend to Commercialize any Licensed Product solely for in vivo diagnostic purposes and that the Parties anticipate that any sales of any Licensed Product for such diagnostic purposes will occur only in connection with or in support of sales of a Licensed Product for therapeutic purposes. Notwithstanding the foregoing, in the event Pfizer, its Affiliates or Sublicensees Commercialize any Licensed Product for in vivo diagnostic purposes, sales of such Licensed Product for such diagnostic purposes shall be included in the calculation of Net Sales provided that Pfizer and CytomX will negotiate in good faith a reasonable royalty applicable to Net Sales of any such Licensed Product for such diagnostic purposes during the applicable Royalty Term, which royalty shall be no greater than the Marginal Royalty Rates otherwise set forth for Licensed Products under this Agreement, and will negotiate any changes to the definition of the terms “Agreement PDC” or “Payload” necessary to cover the proposed Licensed Product for such diagnostic purposes if such Licensed Product does not contain a Payload.

1.87. “Non-Disclosing Party” is defined in Section 7.3.2.

1.88. “Notice of Dispute” is defined in Section 11.9.1.

1.89. “Option” is defined in Section 4.1.1.

1.90. “Option Exercise Date” is defined in Section 4.1.2.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.91. “Option Exercise Fee” is defined in Section 5.2.

1.92. “Option Period” means, on a Research Project Target-by-Research Project Target basis, the period commencing on the Effective Date and expiring upon the earlier of (a) sixty (60) days following Pfizer’s first designation of CAN Status for the first Agreement PDC Targeting such Research Project Target or (b) with respect to EGFR, the third (3rd) year anniversary of the Effective Date or, with respect to the Second Target or the Replacement Target, as the case may be, the fifth (5th) anniversary of the Effective Date, or (c) with respect to an Additional Target, the third (3rd) anniversary of the Additional Target Designation Date with respect to such Additional Target.

1.93. “Party” and “Parties” is defined in the introduction to this Agreement.

1.94. “Patent Rights” means any and all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) any other form of government-issued right substantially similar to any of the foregoing and (f) all United States and foreign counterparts of any of the foregoing. The Patent Rights owned by either Party include any Patent Right assigned to such Party pursuant to the provisions of this Agreement.

1.95. “Payload” means a therapeutically active ingredient other than an Antibody.

1.96. “PDC” means a Probody conjugated to a Payload using a Linker.

1.97. “PDC Developed IP” means, with respect to a Research Project Target, Developed IP that is directed to the manufacture, composition or use of PDCs Targeting such Research Project Target.

1.98. “Permitted Uses” is defined in Section 7.2.1.

1.99. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.100. “Pfizer” is defined in the introduction to this Agreement.

1.101. “Pfizer Diligence Obligation” is defined in Section 3.2.3.

1.102. “Pfizer Improvements” means any Patent Right, Know-How or other intellectual property right (i) that is conceived or generated in the course of performing Research

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Plan Activities during the applicable Research Term by or on behalf of employees, agents or independent contractors of a Party or any of its Affiliates, solely or jointly with the employees, agents or independent contractors of the other Party or any of its Affiliates, and (ii) that (A) consists of a modification or improvement relating to the Pfizer Technology, (B) would be generally applicable to compounds other than PDCs or Probodies, (C) is not specifically directed to one or more Agreement PDCs and (D) could have reasonably been developed or discovered without the aid, use or application of CytomX Technology, CytomX Improvements, or CytomX’s Confidential Information or any improvements or enhancements thereto. For clarity, the composition and use of Linkers and Payloads so conceived or generated in the course of performing Research Plan Activities during the applicable Research Term shall constitute Pfizer Improvements and Pfizer Improvements shall exclude PDC Developed IP.

1.103. “Pfizer Indemnified Party” is defined in Section 10.3.

1.104. “Pfizer Know-How” means any Know-How comprised in the Pfizer Technology.

1.105. “Pfizer Linker” means a Linker of which the composition, or any method of using or method of making, is Controlled by Pfizer or any Affiliate of Pfizer as of the Effective Date or that comes into the Control of Pfizer or any Affiliate of Pfizer at any time during the Term of this Agreement or is used in any Agreement PDC.

1.106. “Pfizer Patent Right” means any Patent Right comprised in the Pfizer Technology.

1.107. “Pfizer Payload” means a Payload of which the composition, or any method of using or method of making, is Controlled by Pfizer or any Affiliate of Pfizer as of the Effective Date or that comes into the Control of Pfizer or any Affiliate of Pfizer at any time during the Term of this Agreement or is used in any Agreement PDC.

1.108. “Pfizer Proprietary Materials” means any chemical, biological (including any Antibodies) and other tangible research materials Controlled by Pfizer and provided by Pfizer to CytomX under this Agreement.

1.109. “Pfizer Quarter” means each of the four thirteen week periods (a) with respect to the United States, commencing on January 1 of any Pfizer Year and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any Pfizer Year.

1.110. “Pfizer Site-Specific Conjugation Technology” means any Know-How or Confidential Information Controlled by Pfizer that is specifically directed to site-specific conjugation technology.

1.111. “Pfizer Technology” means any Patent Right, Know-How or other intellectual property right that is Controlled by Pfizer or any Affiliate of Pfizer as of the Effective Date or that comes into the Control of Pfizer or any Affiliate of Pfizer at any time during

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Term of this Agreement that claims, covers or is specifically directed to the composition of, or any method of using or method of making, any Antibody, ADC, Linker or Payload.

1.112. “Pfizer Year” means the 12 month fiscal periods observed by Pfizer (a) commencing on January 1 with respect to the United States and (b) commencing on December 1 with respect to any country in the Territory other than the United States

1.113. “Phase I Clinical Study” means a study of a Licensed Product in human subjects or patients with the endpoint of determining initial tolerance, safety, metabolism or pharmacokinetic information and clinical pharmacology of such product as and to the extent defined for the United States in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent regulation in any other country.

1.114. “Phase II Clinical Study” means a study of a Licensed Product in human patients to determine the safe and effective dose range in a proposed therapeutic indication as and to the extent defined for the United States in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent regulation in any other country.

1.115. “Phase III Clinical Study” means a study of a Licensed Product in human patients with a defined dose or a set of defined doses of a Licensed Product designed to (a) ascertain efficacy and safety of such Licensed Product for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) support preparing and submitting applications for Regulatory Marketing Approval to the competent Regulatory Authorities in a country of the world, as and to the extent defined for the United States in 21 C.F.R.§ 312.21(c), or its successor regulation, or the equivalent regulation in any other country. Phase III Clinical Study shall also include any other human clinical trial serving as a pivotal study from which the data are actually submitted to the applicable Regulatory Authority in connection with a Regulatory Marketing Approval Application, whether or not such trial is called a “Phase III” study.

1.116. “PHS Act” means the United States Public Health Service Act, as amended, and the rules and regulations promulgated thereunder.

1.117. “Probody” means an Antibody linked to a Substrate and a Mask that is claimed or covered by CytomX Technology, where such Antibody is not conjugated to a Payload using a Linker.

1.118. “Proposed Target Notice” means a written notice provided by Pfizer to CytomX that includes a confidential written description of the proposed Target, including the Genbank accession number and the amino acid sequence for the proposed Target.

1.119. “Proprietary Material” means any CytomX Proprietary Material or Pfizer Proprietary Material.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.120. “Receiving Party” is defined in Section 7.1.

1.121. “Regulatory Approval” means any technical, medical, scientific or other license, registration, authorization or approval of any Regulatory Authority (including any approval of a New Drug Application or Biologic License Application) necessary for the Development, Manufacture or Commercialization of a pharmaceutical product in any regulatory jurisdiction.

1.122. “Regulatory Approval Application” means any application submitted to an appropriate Regulatory Authority seeking any Regulatory Approval.

1.123. “Regulatory Authority” means, with respect to any national, supra-national, regional, state or local regulatory jurisdiction, any agency, department, bureau, commission, council or other governmental entity involved in the granting of a Regulatory Approval for such jurisdiction.

1.124. “Regulatory Marketing Approval” means, with respect to any pharmaceutical product and any Indication, Regulatory Approval (including any supplement thereto) to sell such pharmaceutical product for such Indication, including, in any jurisdiction other than the United States, to the extent required for any sale in such country, all pricing and reimbursement approvals to be obtained from the Regulatory Authority granting such Regulatory Approval or any affiliated Regulatory Authority.

1.125. “Regulatory Marketing Approval Application” means any Regulatory Approval Application submitted to an appropriate Regulatory Authority seeking any Regulatory Marketing Approval.

1.126. “Replacement Target” is defined in Section 2.1.5.

1.127. “Representatives” is defined in Section 7.2.1.

1.128. “Research Plan” is defined in Section 2.3.1.

1.129. “Research Plan Activities” is defined in Section 2.3.2.

1.130. “Research Plan Change” is defined in Section 2.3.3.

1.131. “Research Program” is defined in Section 2.2.

1.132. “Research Project” is defined in Section 2.3.1.

1.133. “Research Project Target” means each of EGFR and the Second Target, provided that if the Second Target is replaced by a Replacement Target pursuant to Section 2.1.4, then such Replacement Target shall thereafter be a Research Project Target and the Second Target shall cease to be a Research Project Target for purposes of this Agreement, and further provided that upon election of an available Additional Target pursuant to Section 2.1.8, then such Additional Target shall be a Research Project Target as of the Additional Target Designation Date.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.134. “Research Term” means, on a Research Project Target-by-Research Project Target basis, three (3) years from the applicable Target Designation Date, provided that Pfizer, upon written notice to CytomX at least three (3) months prior to the end of the then-current Research Term, shall have the right to extend the Research Term for each Research Project Target on a quarterly basis for up to an additional four (4) Calendar Quarters, but in no case beyond the date on which Pfizer files an IND with the applicable Regulatory Authority for a Licensed Product Targeting such Research Project Target.

1.135. “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time from the First Commercial Sale of such Licensed Product in such country until the later of (i) the expiration of the last Valid Claim that would, but for the license to or ownership by Pfizer hereunder, be infringed by the import or sale of such Licensed Product in such country or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country, but in the case of (ii), in no event later than the twentieth (20th) anniversary of the earlier of the date of the First Commercial Sale of such Licensed Product in the United States or the date of the First Commercial Sale of such Licensed Product in any Major EU Market Country.

1.136. “Sales Milestone” is defined in Section 5.4.2.

1.137. “Sales Milestone Payment” is defined in Section 5.4.2.

1.138. “Sales Threshold” is defined in Section 5.4.2.

1.139. “SEC” means the United States Securities and Exchange Commission.

1.140. “Second Target” is defined in Section 2.1.3.

1.141. “Second Target Designation Date” is defined in Section 2.1.3.

1.142. “Second Target Window” is defined in Section 2.1.2.

1.143. “Second Tumor Type” means the second Tumor Type for the applicable Licensed Product in the applicable country.

1.144. “Subcontractors” is defined in Section 2.9.

1.145. “Sublicensee” means any Person to whom Pfizer grants or has granted, directly or indirectly, a sublicense or license of rights licensed or assigned by CytomX to Pfizer under this Agreement, in accordance with the provisions of this Agreement.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.146. “Substrate” means a moiety that is linked to the Antibody and to the Mask of a Probody and is capable of being cleaved, reduced or photolysed.

1.147. “Target” means (a) a specific biological molecule that is identified by a GenBank accession number or similar information, or by its amino acid or nucleic acid sequence, (b) any naturally occurring mutant or allelic variant of a molecule disclosed in clause (a), including transcriptional and post-transcriptional isoforms (e.g., alternative splice variants), and post-translational modification variants (e.g., protein processing, maturation and glycosylation variants); and (c) truncated forms (including fragments thereof) which have a biological function substantially identical to that of any biological molecules disclosed in clause (a) or (b).

1.148. “Target Designation Date” means, (a) with respect to EGFR, the Effective Date, (b) with respect to the Second Target, the Second Target Designation Date, (c) with respect to a Replacement Target, such date as provided in Section 2.1.5 and (d) with respect to an Additional Target, the applicable Additional Target Designation Date.

1.149. “Target Expansion Window” is defined in Section 2.1.7.

1.150. “Target Replacement Fee” is defined in Section 2.1.5.

1.151. “Targeting” means, when used to describe the relationship between a molecule and a Target, that the molecule (a) selectively binds to the Target (or a portion thereof) and (b) is designed or being developed to exert its primary biological effect through binding to such Target (or such portion thereof).

1.152. “Term” is defined in Section 9.2.

1.153. “Terminated Licensed Product” is defined in Section 9.6.1(c).

1.154. “Terminated Target” is defined in Section 9.6.1.

1.155. “Territory” means the entire world.

1.156. “Third Party” means any Person other than Pfizer, CytomX or their respective Affiliates.

1.157. “Third Party Claim” is defined in Section 10.4.1.

1.158. “Third Tumor Type” means the third Tumor Type for the applicable Licensed Product in the applicable country.

1.159. “Tools” means any Patent Right, Know-How or other intellectual property right covering methods, processes, materials and tools to the extent generally applicable to the discovery of Masks, or Substrates, or their use in Probodies (but not specifically directed to PDCs), or assays of the activity relating to such discovery, including the cleavage,

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photolysis or reduction of Substrates, thereof. Tools include the Patent Rights listed on Schedule 1.159, and any associated Know-How or materials, which are licensed to CytomX under the UCSB Agreement.

1.160. “Trademark” means any trademark, trade dress, design, logo, slogan, house mark or name used in connection with the Commercialization of any Licensed Product by Pfizer or its Affiliates or Sublicensees hereunder, including any registration or application for registration of any of the foregoing.

1.161. “Tumor Type” means any oncological disease or condition. For clarity, a distinct form of cancer (e.g., breast cancer) shall be considered a separate Tumor Type from other distinct forms of cancer (e.g., ovarian cancer), provided that, distinct patient populations within a disease or condition shall not be considered separate Tumor Types. For the avoidance of doubt, the treatment of the same Tumor Type in a different patient population, or as a different line of therapy, shall not be deemed to be a separate Tumor Type for purposes of this Agreement.

1.162. “UCSB” means The Regents of the University of California Acting Through Its Santa Barbara Campus.

1.163. “UCSB Agreement” means that certain Amended and Restated License Agreement between UCSB and CytomX for UC Case No. 2003-460, et al., effective as of August 19, 2010, as the same may be amended from time to time.

1.164. “Useful” is defined in Section 5.5.2(b).

1.165. “Valid Claim” means, with respect to a particular country, (a) a claim of an issued and unexpired patent right included within the Licensed Intellectual Property or Developed IP that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) a bona fide claim of a pending patent application included within the Licensed Intellectual Property or Developed IP that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal, provided that any claim in any patent application pending for more than seven (7) years from the earliest date on which such patent application claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such seven (7) year date unless and until a patent containing such claim issues from such patent application and solely if such patent issues while another Valid Claim covers the relevant Licensed Product in the relevant country.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.166. Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to sections or exhibits shall be construed to refer to sections or exhibits of this Agreement, and references to this Agreement include all exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), and (l) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	RESEARCH PROGRAM.

2.1. Selection of Research Project Targets.

2.1.1. Research Project Targets. Pfizer hereby designates EGFR as the Research Project Target for the first Research Project.

2.1.2. Designation of a Second Research Project Target. Pfizer shall have a one-time right to nominate a second Research Project Target, exercisable upon written notice to CytomX, at any time prior to the twelve (12) month anniversary (“Second Target Window”) of the Effective Date, subject to availability of such Target as specified in Section 2.1.3.

2.1.3. Availability of Second Target. During the Second Target Window, if Pfizer desires to nominate a second Target, Pfizer shall provide CytomX with a

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Proposed Target Notice (each such proposed Target, a “Second Target”). Within ten (10) Business Days following CytomX’s receipt of such Proposed Target Notice, CytomX shall notify Pfizer in writing whether the exclusive Commercial License described in Section 4.1.3 of this Agreement is Available with respect to such Second Target as of CytomX’s receipt of such Proposed Target Notice, including, if such Target is not Available, a written explanation of the reason therefor in accordance with Section 1.16, including a certification pursuant to Section 1.16(c), as applicable. To the extent such exclusive Commercial License is Available, then such Second Target shall automatically be considered a Research Project Target on the date CytomX so notifies Pfizer (such date, the “Second Target Designation Date” for such Second Target), and the Parties shall adopt a Research Plan for such Second Target in accordance with Section 2.3.1.

2.1.4. Target Replacement Right. If the Second Target Designation Date is on or before the three (3) month anniversary of the Effective Date, Pfizer shall have a one-time right to replace the Second Target, if such Second Target has become a Research Project Target, with a Replacement Target, exercisable upon written notice to CytomX, at any time prior to the eighteen (18) month anniversary (“Replacement Window”) of the Effective Date, subject to availability of such Target and payment of the Target Replacement Fee, if applicable, as specified in Section 2.1.5. For clarity, Pfizer shall have no right to replace the Second Target with a Replacement Target if the Second Target Designation Date is after the three (3) month anniversary of the Effective Date.

2.1.5. Availability of Replacement Target. During the Replacement Window, if Pfizer desires to replace the Second Target with another Target, Pfizer shall provide CytomX with a Proposed Target Notice for the Target with which it desires to replace the Second Target (each such proposed Target, a “Replacement Target”). Within ten (10) Business Days following CytomX’s receipt of such Proposed Target Notice, CytomX shall notify Pfizer in writing whether the exclusive Commercial License described in Section 4.1.3 of this Agreement is Available with respect to such Replacement Target as of CytomX’s receipt of such Proposed Target Notice, including, if such Target is not Available, a written explanation of the reason therefor in accordance with Section 1.16, including a certification pursuant to Section 1.16(c), as applicable. To the extent such exclusive Commercial License is Available, then such Replacement Target shall automatically be considered a Research Project Target on the date CytomX so notifies Pfizer (such date, the “Target Designation Date” for such Replacement Target), subject to payment of a replacement fee in the amount of $1,500,000.00 (the “Target Replacement Fee”) if such Target Designation Date is more than twelve (12) years after the Effective Date, due within thirty (30) days after such Target Designation Date, the Second Target shall thereupon cease to be a Research Project Target for all purposes under this Agreement and the Parties shall adopt a Research Plan for such Replacement Target in accordance with Section 2.3.1.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1.6. Exclusivity of Research Project Targets. During the Option Period for each Research Project Target, neither CytomX nor any of its Affiliates shall (a) grant, or seek to grant, any right under any CytomX Technology or Developed IP to any Third Party with respect to such Research Project Target or (b) use any CytomX Technology or Developed IP to Develop (itself or through or with a Third Party) (x) Probodies Targeting such Research Project Target other than EGFR or (y) PDCs Targeting any Research Project Target.

2.1.7. Additional Targets. Pfizer shall have the right to add up to two (2) additional Targets (in addition to the Second Target and any Replacement Target designated pursuant to Sections 2.1.3 and 2.1.5, respectively), exercisable upon written notice to CytomX, at any time prior to the three year anniversary (“Target Expansion Window”) of the Effective Date, subject to availability of such Target and payment of the Additional Target Fee, if applicable, as specified in Section 2.1.8.

2.1.8. Availability of Additional Target. During the Target Expansion Window, if Pfizer desires to add an additional Target, Pfizer shall provide CytomX with a Proposed Target Notice (each such proposed Target, an “Additional Target”). Within ten (10) Business Days following CytomX’s receipt of such Proposed Target Notice, CytomX shall notify Pfizer in writing whether the exclusive Commercial License described in Section 4.1.3 of this Agreement is Available with respect to such Additional Target as of CytomX’s receipt of such Proposed Target Notice, including, if such Target is not Available, a written explanation of the reason therefor in accordance with Section 1.16, including a certification pursuant to Section 1.16(c), as applicable. To the extent such exclusive Commercial License is Available, then such Additional Target shall automatically be considered a Research Project Target on the date CytomX so notifies Pfizer (such date, the “Additional Target Designation Date” for such Additional Target), subject to payment of an additional target fee in the amount of one million five hundred thousand dollars ($1,500,000.00) per Additional Target (the “Additional Target Fee”), due within thirty (30) days after such Target Designation Date, and the Parties shall adopt a Research Plan for such Additional Target in accordance with Section 2.3.1, which plan shall specify any additional FTE support to be provided by Pfizer to CytomX in support of the Research Plan, which support upon agreement of the Parties may be in excess of the six (6) FTE limit set forth in Section 5.3.1.

2.2. Scope and Conduct of the Research Program. Under the terms and conditions set forth herein, CytomX and Pfizer shall collaborate to conduct discovery and pre-clinical Development activities to generate and validate Agreement Probodies and generate Agreement PDCs to the Research Project Targets (the “Research Program”).

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The Research Program shall be conducted in accordance with the Research Plan for each Research Project (as more fully provided in Section 2.3 below), and each Party shall use its Commercially Reasonable Efforts to perform all activities assigned to it and fulfill all of its obligations under each Research Plan. In addition, each Party shall conduct its activities under the Research Plan(s) in accordance with Applicable Law.

2.3. Research Plans.

2.3.1. Adoption of Research Plans. The Parties shall adopt a research plan (each a “Research Plan”) for each Research Project Target; a “Research Project” shall mean the work to be performed pursuant to such a Research Plan. The Research Plan for EGFR is attached as Exhibit 2.3.1. The Research Plan for any other Research Project Target shall be prepared by the JRC and adopted within thirty (30) days of the Target Designation Date for such Research Project Target by the JRC, including in the case of a Second Target, Replacement Target or Additional Target, as applicable. Each Research Plan shall reference this Agreement and shall be subject to all of the provisions of this Agreement, in addition to the specific details set forth in such Research Plan. To the extent any provisions of a Research Plan conflict or are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control. Unless otherwise expressly stated in a Research Plan, the provisions of each Research Plan shall be independent of and shall not affect the provisions of any other Research Plan. If the Parties are unable to agree on a Research Plan within the specified time period, the JRC may specify the Research Plan, and all disputes regarding the preparation or modification of any Research Plan (including the approval of any Research Plan Change) shall be resolved by the JRC; provided, however, that unless the Parties agree in writing, in no case will a Research Plan impose any financial obligations on a Party to this Agreement that, in aggregate, exceed the financial obligations set forth in this Agreement.

2.3.2. Responsibilities. Each Research Plan shall set forth the services and the obligations and responsibilities assigned to each Party under the corresponding Research Project (collectively the “Research Plan Activities”), and shall include the following minimum terms:

(a) For each Research Project Target other than EGFR, Pfizer shall provide Antibodies Targeting the applicable Research Project Target, which CytomX will use to generate Probodies that Target such Research Project Target. For each Research Project, CytomX will support the construction, expression and purification of all Agreement Probodies.

(b) CytomX will investigate and validate each Agreement Probody in accordance with the applicable Research Plan.

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(c) Pfizer will conjugate the Agreement Probodies to Linkers and Payloads using the Pfizer Technology to generate Agreement PDCs.

(d) Pfizer will perform in vivo modeling and IND-enabling studies with respect to Agreement PDCs.

2.3.3. Changes in Research Plans. A Research Plan may be amended by a written amendment (a “Research Plan Change”) to such Research Plan. Proposed Research Plan Changes shall be prepared in writing by the JRC and shall be subject to review and approval by the JRC. Each Research Plan Change shall set forth the agreed changes to the applicable task, protocol, specifications, responsibility, budget, timeline or other matter; provided that in no case will a Research Plan Change reduce the number of FTEs assigned to such Research Plan except in accordance with Section 5.3.1. As used in this Agreement, a Research Plan will be deemed to include any Research Plan Changes with respect thereto. Each Research Plan Change shall reference this Agreement and the Research Plan it relates to and shall be subject to the provisions of this Agreement. To the extent any provisions of a Research Plan Change conflict or are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control. All Research Plan Changes shall be incorporated herein by reference and form a part hereof.

2.4. Governance of the Research Program.

2.4.1. Formation of the Joint Research Committee. CytomX and Pfizer shall establish a “Joint Research Committee” (or “JRC”) to oversee and coordinate the activities of the Parties under this Agreement in regard to the Research Program. The JRC shall also serve as a forum to facilitate communications between the Parties regarding the Research Program. The JRC shall be comprised of three (3) representatives from each Party as appointed by such Party, with such representatives possessing appropriate expertise and seniority to carry out the Research Projects. The JRC may change its size from time to time by mutual consent of its members. A Party may replace one or more of its representatives from time to time upon written notice to the other Party. The initial members of the JRC will be: [***] on behalf of Pfizer, and [***] on behalf of CytomX. The JRC shall exist until expiration of the last to expire Option Period, unless the Parties otherwise agree in writing.

2.4.2. Co-Chairpersons and Secretary of the Joint Research Committee. Each Party shall designate a co-chairperson of the JRC, and a secretary of the JRC shall be designated in accordance with Section 2.5 below. A Party may change the designation of its co-chairperson from time to time upon written notice to the other Party. The co-chairpersons shall be responsible for scheduling meetings of the JRC, preparing agendas for meetings and sending to all JRC members notices of all regular meetings and agendas for such meetings at least five (5) Business

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Days before such meetings. The co-chairpersons shall solicit input from both Parties regarding matters to be included on the agenda, and any matter either Party desires to have included on the agenda shall be included for discussion. Nothing herein shall be construed to prohibit the JRC from discussing or acting on matters not included on the applicable agenda. The secretary shall record the minutes of the meeting, circulate copies of meeting minutes to the Parties and each JRC member promptly following the meeting for review, comment and approval by the JRC members and finalize approved meeting minutes. The co-chairpersons shall be members of the JRC but the secretary need not be a member of the JRC. The initial co-chairpersons shall be: [***] on behalf of Pfizer and [***] on behalf of CytomX.

2.4.3. Meetings. The JRC shall meet at least once each Calendar Quarter until it has been terminated in accordance with Section 2.4.1 at dates and times mutually agreed by the JRC, unless otherwise mutually agreed by the Parties. The initial meeting of the JRC shall be held within thirty (30) days after the Effective Date. Either Party may call a special meeting of the JRC on fifteen (15) days written notice to the other Party’s members of the JRC (or upon such shorter notice as exigent circumstances may require). Such written notice shall include an agenda for the special meeting. In-person meetings, including special meetings, of the JRC shall alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JRC. Meetings of the JRC may be held telephonically or by video conference; provided, however, that at least two (2) meetings per year shall be held in-person. Meetings of the JRC shall be effective only if at least one (1) representative of each Party is in attendance or participating in the meeting. Members of the JRC shall have the right to participate in and vote at meetings held by telephone or video conference. In addition, the JRC may act on any matter or issue without a meeting if it is documented in a written consent signed by each member of the JRC.

2.4.4. Responsibilities of the Joint Research Committee. The JRC shall be responsible for (a) planning and supervising research and development under this Agreement, including establishing, reviewing and recommending modifications and updates to the Research Plans; (b) receiving and reviewing all data and other information obtained by either Party in connection with the Research Program and monitoring and reporting to the Parties on activities conducted pursuant to the Research Plans; (c) documenting and approving initiation and completion of each Research Project; (d) evaluating FTE requirements for the performance of the Research Plans; and (e) such other functions as expressly specified hereunder or as agreed by the Parties.

2.4.5. Decisions by Consensus. All decisions of the JRC shall be made by unanimous agreement of both Parties’ representatives, with each Party having a single vote, irrespective of the number of JRC representatives in attendance at a meeting. If the JRC cannot or does not reach unanimous agreement on a matter

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

within the purview of the JRC, then Pfizer shall have the deciding vote on such matter; provided, however, that if a Party so requests, the designated officers of the Parties shall meet to attempt to resolve such matter in accordance with Section 11.9.4, except that, notwithstanding anything in Section 11.9, if such officers are unable to resolve such matter in ten (10) Business Days, then the matter shall be returned to the JRC and Pfizer’s vote shall be deemed final.

2.5. Alliance Managers. In addition to the foregoing governance provisions, each of the Parties shall appoint a single individual to serve as that Party’s alliance manager (“Alliance Manager”). The role of each Alliance Manager will be to participate and otherwise facilitate the relationship between the Parties as established by this Agreement. A Party may replace its Alliance Manager from time to time upon written notice to the other Party.

2.6. Conformance with Law. Each Party shall perform and discharge its obligations under this Agreement and the Research Program in conformance with (a) professional standards and practices, (b) this Agreement and the Research Plan(s) and (c) all Applicable Laws. Without limiting the generality of the foregoing, each Party shall retain all records relating to its performance of this Agreement and the Research Plan(s) for the time periods required by Applicable Laws.

2.7. CytomX Personnel Matters. CytomX acknowledges and agrees that it is solely responsible for the compensation of the personnel assigned to the Research Plan Activities, and shall be responsible for withholding all national, state, local or other applicable taxes and similar items for such personnel. CytomX also shall be responsible for all other employer related obligations, including providing appropriate insurance coverage and employee benefits, and making all other deductions required by law affecting the gross wages of each employee. CytomX personnel assigned to the Research Plan Activities are not nor shall they be deemed to be employees of Pfizer.

2.8. Debarment Certification. Neither Party nor any Person employed or retained to perform services by either Party has been debarred under Section 306(a) or (b) of the FD&C Act or any comparable provision of foreign law and no debarred Person shall in the future be employed or retained to perform services by either Party in connection with any work to be performed for or on behalf of the other Party. If, at any time after execution of this Agreement, either Party becomes aware that such Party or any Person employed or retained to perform services by such Party in connection with any work performed for or on behalf of such Party is, or is in the process of being, debarred, such Party shall so notify the other Party immediately.

2.9. Subcontractors. Except for natural persons engaged as independent contractors providing services as an FTE to CytomX, neither CytomX nor its Affiliate may engage any contractor, subcontractor or other vendor (a “Subcontractor”) to perform any Research Plan Activities or Research Program activities without Pfizer’s prior written consent. CytomX shall be responsible for the management of all permitted

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Subcontractors. The engagement by CytomX or its Affiliate of any Subcontractor in compliance with this Section 2.9 shall not relieve CytomX of its obligations under this Agreement or any applicable Research Plan. Any agreement between CytomX or its Affiliate and a permitted Subcontractor pertaining to the Research Plan Activities shall be consistent with the provisions of this Agreement. Furthermore, as provided in Section 8.3.3, unless otherwise agreed by Pfizer in writing, prior to or at the time of engagement of any Subcontractor to perform any obligations hereunder, CytomX or its Affiliate shall cause such Subcontractor to agree in writing to be bound by terms providing for Pfizer rights no less favorable to Pfizer than the rights granted to Pfizer in this Agreement.

2.10. Inspections. Pfizer authorized representative(s), and Regulatory Authorities to the extent required by law and applicable to the scope of the Research Plan Activities performed, may, during regular business hours and, to the extent legally possible, at times arranged in advance with CytomX, audit, inspect and copy all data, records and written work products, and audit and inspect all CytomX facilities used in the performance of the Research Plan Activities, to the extent relating to the Research Plan Activities and CytomX’s performance under this Agreement and the applicable Research Plan(s) (including all data, records, written work products and facilities of Subcontractors).

2.11. Records. Each Party shall prepare, maintain and retain complete and accurate written records, accounts, notes, reports and data of the Research Plan Activities and its performance under this Agreement and the Research Plan(s), in a form and of quality reasonably acceptable to both Parties. All such information, to the extent it specifically pertains to Agreement PDCs, shall be treated as Confidential Information of Pfizer for the purpose of this Agreement, for clarity, not including CytomX Improvements.

2.12. Transfer and Use of Proprietary Materials.

2.12.1. Transfer. From time to time, pursuant to a Research Plan, or otherwise, Pfizer may provide CytomX with Pfizer Proprietary Materials and CytomX may provide Pfizer with CytomX Proprietary Materials. Each Party’s Proprietary Materials are provided by such Party on an “as-is” basis without representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby disclaimed by such providing Party.

2.12.2. Use of Proprietary Materials. Each Party shall use the other Party’s Proprietary Materials solely in connection with conducting the specific activities under this Agreement for which such other Party’s Proprietary Materials are provided to the receiving Party, including, if applicable, the provisions of any specific Research Plan under which such Proprietary Materials are provided, and for no other purpose. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any applicable Research Plan, neither Party shall make or attempt to make analogues, progeny or derivatives of, or modifications to, the Pfizer Proprietary Materials or CytomX Proprietary

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Materials, as the case may be, using the other Party’s Confidential Information or the tangible materials provided by the other Party, and each Party shall not use the other Party’s Proprietary Materials for the benefit of any Third Party or of its own internal research programs outside of the Research Program; provided that after exercising the Option with respect to a Research Project Target pursuant to Section 4.1.2, Pfizer may use CytomX Proprietary Materials related to such Research Project Target to the extent assigned or licensed to Pfizer. CytomX shall not administer any of the Pfizer Proprietary Materials to any human. Each Party shall comply with all Applicable Laws regarding the handling and use of the other Party’s Proprietary Materials. Each Party agrees to retain possession over the other Party’s Proprietary Materials and not to provide the other Party’s Proprietary Materials to any Third Party without the providing Party’s prior written consent, except as required to perform the Research Program.

2.12.3. Unauthorized Use of Materials. In the event that either Party uses the other Party’s Proprietary Materials for any purpose other than the purposes authorized herein, the results of such unauthorized research, and any discoveries or inventions that arise from such unauthorized research, whether patentable or not, shall belong solely and exclusively to the Party providing its Proprietary Materials. If required in order to perfect or enforce a Party’s ownership of such results, discoveries or inventions, each hereby assigns and agrees to assign to the other Party all of its right, title and interest in and to all such results, discoveries or inventions made through unauthorized research with the other Party’s Proprietary Materials. Each Party agrees to cooperate with the other Party, and to execute and deliver any and all documents that the providing Party reasonably deems necessary, to perfect and enforce its rights hereunder.

2.12.4. Title to Proprietary Materials. All right, title and interest in the Pfizer Proprietary Materials shall remain the sole property of Pfizer notwithstanding the transfer to and use by CytomX of the same. Except as provided in Section 6.1.1(d), all right, title and interest in the CytomX Proprietary Materials shall remain the sole property of CytomX notwithstanding the transfer to and use by Pfizer of the same.

2.12.5. Return of Proprietary Materials. Upon completion of the activities for which the Pfizer Proprietary Materials have been provided, or upon expiration or termination of this Agreement or the applicable Research Plan, if earlier, CytomX shall, at Pfizer’s option, either destroy or return to Pfizer all unused Pfizer Proprietary Materials, provided that if any materials provided by Pfizer to CytomX include both CytomX Proprietary Materials and Pfizer Proprietary Materials, then such materials shall be destroyed. Upon completion of the activities for which the CytomX Proprietary Materials have been provided, or upon expiration or termination of this Agreement or the applicable Research Plan, if earlier, Pfizer shall, at CytomX’s option, either destroy or return to CytomX all unused CytomX Proprietary Materials, provided that if any materials provided by

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CytomX to Pfizer include both CytomX Proprietary Materials and Pfizer Proprietary Materials, then such materials shall be destroyed. For clarity, however, the foregoing obligation shall not apply to Agreement Probodies Targeting a Research Project Target for which Pfizer exercises its Option.

3.	PRODUCT DEVELOPMENT, MANUFACTURING, COMMERCIALIZATION AND REGULATORY MATTERS.

3.1. General. Except as expressly set forth in Article 2, and subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, Pfizer shall have sole authority over and control of the Development, Manufacture and Commercialization of Licensed Products Targeting such Research Project Target, and shall bear all costs associated with such Development, Manufacture and Commercialization.

3.2. Diligence.

3.2.1. Development Diligence. Pfizer will use Commercially Reasonable Efforts to Develop (including to seek Regulatory Approval for) at least one (1) Licensed Product in one (1) Major Market Country for each Research Project Target for which Pfizer exercises its Option. Except as provided in Section 2.2 and this Section 3.2.1, Pfizer will have no other diligence obligations with respect to the Development or Regulatory Approval of Licensed Products under this Agreement. For avoidance of doubt, any actions taken by Pfizer’s Affiliates or Sublicensees under this Agreement shall be treated as actions taken by Pfizer in regard to satisfaction of the requirements of this Section 3.2.1.

3.2.2. Commercial Diligence. Subject to Pfizer exercising an Option pursuant to Section 4.1.2, on a Research Project Target-by-Research Project Target basis, Pfizer will use Commercially Reasonable Efforts to Commercialize one (1) Licensed Product in one (1) Major Market Country in the Field for one (1) Tumor Type where Pfizer has received Regulatory Approval for such Licensed Product in such country. Pfizer will have no other diligence obligations with respect to the Commercialization of Licensed Products under this Agreement. For avoidance of doubt, any actions taken by Pfizer’s Affiliates or Sublicensees under this Agreement shall be treated as actions taken by Pfizer in regard to satisfaction of the requirements of this Section 3.2.2.

3.2.3. Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved from and will have no obligation to undertake any efforts with respect to any diligence obligation under Section 3.2.1 or Section 3.2.2 with respect to a given Agreement PDC or Licensed Product (each, a “Pfizer Diligence Obligation”) in the event that:

(a) Pfizer or CytomX receives or generates any safety, tolerability or other data reasonably indicating or signaling, as measured by Pfizer’s safety and efficacy evaluation criteria and methodology, that an Agreement PDC or a Licensed Product has or would have an unacceptable risk-benefit profile or is otherwise not reasonably suitable for initiation or continuation of clinical trials in humans;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Pfizer or CytomX receive any notice, information or correspondence from any applicable Regulatory Authority, or any applicable Regulatory Authority takes any action, that reasonably indicates that a Licensed Product is unlikely to receive Regulatory Approval; or

(c) CytomX materially breaches any of its Development or other obligations under a Research Plan or this Agreement related to such Licensed Product upon which performance of the applicable Pfizer Diligence Obligation is dependent.

3.2.4. Assertion of Pfizer Diligence Obligation Claims. If CytomX is, becomes or reasonably should be aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any Pfizer Diligence Obligation, then CytomX will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 3.2.4, the Pfizer Alliance Manager will contact the CytomX Alliance Manager to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than thirty (30) days after Pfizer’s receipt of such a notice, (a) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy the Pfizer Diligence Obligations and (b) the Parties’ respective Alliance Managers have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 11.9. If CytomX fails to notify Pfizer of a Diligence Issue pursuant to this Section 3.2.4 within ninety (90) days after the date on which CytomX receives the minutes of the JRC meeting or the written report provided under Section 3.6.2, as applicable, on which the alleged Diligence Issue is based, then Pfizer will be deemed to have satisfied its Diligence Obligations with respect to such Diligence Issue.

3.2.5. Remedies for Breach of Pfizer Diligence Obligations. If Pfizer materially breaches any Pfizer Diligence Obligation and fails to remedy such breach within ninety (90) days of Pfizer’s receipt of notice of such breach from CytomX, then CytomX may, in its sole discretion, elect to either (a) terminate this Agreement pursuant to the provisions of Section 9.3 on a Licensed Product-by-Licensed Product and country-by-country basis, but only to the extent that a

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed Product in a given country in the Territory is directly and adversely impacted by such uncured material breach or (b) convert any exclusive licenses granted to Pfizer under this Agreement with respect to a Licensed Product in a given country in the Territory into non-exclusive licenses, but only to the extent that such Licensed Product in such country is directly and adversely impacted by such uncured material breach. CytomX acknowledges and agrees that the elections set forth in this Section 3.2.5 (i) have been negotiated by the Parties to fully address any harm that CytomX may incur as a result of Pfizer’s material breach of any Pfizer Diligence Obligation and (ii) constitute CytomX’s sole and exclusive remedies with respect to any breach by Pfizer of the Pfizer Diligence Obligations.

3.3. Regulatory Approvals. Subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, Pfizer or its designated Affiliate(s) shall file, in its own name, all Regulatory Approval applications for Licensed Products Targeting such Research Project Target where Pfizer, in its sole discretion, determines it is commercially advantageous to do so. Pfizer, or its designated Affiliate(s), shall have the sole responsibility for, and sole authority with respect to, communications with any Regulatory Authority regarding any Regulatory Approval Application or any Regulatory Approval for a Licensed Product once granted. Except to the extent necessary to fulfill its obligations under Section 3.2.1, neither Pfizer nor any of its Affiliates shall have any obligation to seek Regulatory Approval for any Licensed Product.

3.4. Control of Commercialization Activities. Subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2:

3.4.1. General. Pfizer shall have sole and exclusive control over all matters relating to the Commercialization of Licensed Products Targeting such Research Project Target; and

3.4.2. Trademarks. Pfizer shall select and own all Trademarks used in connection with the Commercialization of any such Licensed Products, including all goodwill associated therewith. Neither CytomX nor its Affiliates shall use or seek to register, anywhere in the world, any trademarks which are confusingly similar to any Trademarks used by or on behalf of Pfizer, its Affiliates or Sublicensees in connection with any Licensed Product. Nothing in this Section 3.4.2 shall be construed to prevent CytomX from granting Pfizer any license or right in and to any trademark, trade dress, design, logo, slogan, house mark or name Controlled by CytomX.

3.5.

Manufacturing. Subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, Pfizer shall have the exclusive right to Manufacture Licensed Products Targeting such Research Project Target itself or through one or more Affiliates or Third Parties selected by Pfizer for both clinical purposes and for Commercialization of such Licensed

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product. Pfizer shall have no diligence obligations with respect to the Manufacture of Licensed Products except to the extent necessary to fulfill the Pfizer Diligence Obligations. For the avoidance of doubt, CytomX shall retain the right to manufacture any EGFR Probody other than for incorporation in a PDC.

3.6. Progress Reporting.

3.6.1. During the Research Term and thereafter, until the last-to-expire Option Period for each applicable Research Project Target, Pfizer shall keep the JRC reasonably informed of its progress in researching and Developing Agreement PDCs Targeting such Research Project Target.

3.6.2. After Pfizer’s exercise of the Option with respect to an applicable Research Project Target, Pfizer shall provide CytomX with a semi-annual written report with respect to EGFR, and an annual written report with respect to any other Research Project Target, and update on Pfizer’s activities to Develop or Commercialize Licensed Products Targeting such Research Project Target, and, upon CytomX’s request, not more than two times per Calendar Year, the Parties agree to meet, such meeting to be held at a mutually agreed upon time, location and meeting method, within sixty (60) days after CytomX’s request, to discuss such report and updates. Any information or written report provided by Pfizer to CytomX pursuant to this Section 3.6 shall be deemed to be Pfizer’s Confidential Information subject to the provisions of Article 7.

3.7. Regulatory Information. To the extent either Party receives a communication or request for information from a Regulatory Authority that pertains to an EGFR Probody and the receiving Party reasonably believes that (a) such communication has or could have an impact on an EGFR Probody that the other Party currently has in Development or (b) information or data being developed by such other Party could be necessary or useful to the receiving Party in responding to such communication or request for information, then such receiving Party shall notify the other Party of such communication or request, which may include, at the receiving Party’s discretion, a copy of such communication or request redacted, if necessary, to omit information not pertaining to such EGFR Probody, and such other Party shall promptly respond and provide reasonable assistance to the receiving Party in responding to such communication or request for information. For the avoidance of doubt, any such communication or request provided or disclosed in any form to such other Party shall be, subject to the provisions of Article 7, treated as Confidential Information of the providing Party.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	LICENSES AND RELATED GRANTS OF RIGHTS.

4.1. Grants to Pfizer.

4.1.1. Research License and Option Grants. Subject to the terms and conditions of this Agreement and during the Research Term with respect to each Research Project Target, CytomX hereby grants to Pfizer and its Affiliates (a) a non-exclusive, worldwide, sublicensable, royalty-free license under the Licensed Intellectual Property to perform the activities assigned to Pfizer under the applicable Research Plan, and (b) during the applicable Option Period, an exclusive option (each, an “Option”) to obtain the Commercial License with respect to Licensed Products Targeting such Research Project Target as set forth in Section 4.1.3.

4.1.2. Exercise of Option. On a Research Project Target-by-Research Project Target basis, the Options granted to Pfizer under Section 4.1 may be exercised by Pfizer at any time during the applicable Option Period by providing CytomX with written notice of its election to so exercise the Option(s), together with payment of the applicable Option Exercise Fee (the date of any such Option exercise, the “Option Exercise Date”). If Pfizer does not exercise the Option with respect to any Research Project Target in the applicable Option Period, then the Target shall no longer be considered a Research Project Target, and any Probody Targeting such Research Project Target shall no longer be considered an Agreement Probody, without limiting CytomX’s obligations under Article 7. Upon the exercise of an Option as provided in this Section 4.1.2, if Pfizer believes that a filing under the HSR Act is necessary, Pfizer shall promptly inform CytomX and each Party shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the exercise of such Option as promptly as practicable and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use Commercially Reasonable Efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, including keeping the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority in connection therewith.

4.1.3. Commercial License. Subject to the terms and conditions of this Agreement, on a Research Project Target-by-Research Project Target basis and effective on the Option Exercise Date for such Research Project Target, CytomX hereby grants to Pfizer and its Affiliates an exclusive (even as to CytomX, except to the extent necessary for CytomX to perform its obligations under the Research Program) license under the Licensed Intellectual Property, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and Commercialize Licensed Products in the Field in the Territory, with the right to sublicense as provided in Section 4.1.6 (the “Commercial License”).

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1.4. License to CytomX Improvements. Subject to the terms and conditions of this Agreement, CytomX hereby grants to Pfizer and its Affiliates a non-exclusive, worldwide, sublicensable, royalty-free, perpetual and irrevocable license under any CytomX Improvements that were solely or jointly invented by the employees, agents or independent contractors of Pfizer or its Affiliates to (a) make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and Commercialize any products and processes other than Probodies alone or as incorporated in a PDC and (b) make, have made, use and have used any Probodies alone or incorporated in a PDC for research purposes.

4.1.5. Licenses to Certain Developed IP.

(a) Subject to the terms and conditions of this Agreement and without limiting any other license granted to Pfizer under this Agreement, CytomX hereby grants to Pfizer and its Affiliates a non-exclusive, worldwide, sublicensable, royalty-free, perpetual and irrevocable license under any Developed IP solely owned by CytomX to (i) make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and Commercialize any products and processes other than Probodies alone or as incorporated in a PDC and (ii) make, have made, use and have used any Probodies alone or as incorporated in a PDC for research purposes.

(b) Subject to the terms and conditions of this Agreement and without limiting any other license granted to Pfizer under this Agreement, in the event Pfizer does not exercise the Option for a Research Project Target, to the extent CytomX solely owns any Developed IP that consists of (i) conjugation chemistry or conjugation methods that are unique to Pfizer Linkers or Pfizer Payloads or (ii) a conjugated ADC using Pfizer Linkers or Pfizer Payloads made using the chemistry or methods referenced under clause (a), CytomX shall grant and hereby does grant to Pfizer and its Affiliates a non-exclusive, worldwide, sublicensable, royalty-free, perpetual and irrevocable license under such Developed IP to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and Commercialize ADCs containing Pfizer Linkers or Pfizer Payloads.

4.1.6. Right to Sublicense. Pfizer shall have the right to grant sublicenses to its Affiliates and Third Parties of any and all licenses granted to Pfizer under this Agreement by CytomX, provided that (a) Pfizer shall be jointly and severally responsible with its Sublicensees to CytomX for failure by its Sublicensees to comply with the terms and conditions of this Agreement and (b) Pfizer shall remain responsible for the payment to CytomX of all Milestone Payments and royalties payable with respect to the activities and Net Sales of any Sublicensee.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1.7. Direct License to Affiliates. Pfizer may at any time request and authorize CytomX to grant licenses directly to Affiliates of Pfizer by giving written notice designating to which Affiliate a direct license is to be granted. Upon receipt of any such notice, CytomX shall enter into and sign a separate direct license agreement with such designated Affiliate of Pfizer. All such direct license agreements shall be within the scope of the licenses granted in Section 4 and shall be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by the laws and regulations in the country in which the direct license will be exercised. The Parties further agree to make any amendments to this Agreement that are necessary to conform the combined terms of such direct license agreements and this Agreement to the terms of this Agreement as set forth on the Effective Date. In countries where the validity of such direct license agreements requires prior governmental approval or registration, such direct license agreements shall not become binding between the parties thereto until such approval or registration is granted, which approval or registration shall be obtained by Pfizer. All costs of making such direct license agreement(s), including CytomX’s reasonable attorneys’ fees, under this Section 4.1.7 shall be borne by Pfizer.

4.1.8. Right of Reference. CytomX hereby grants to Pfizer a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b), to any data Controlled by CytomX or its Affiliates (a) to the extent that it specifically pertains to a Probody contained in the Agreement PDCs, the Licensed Products or preclinical studies with respect to the Licensed Products and (b) that Pfizer reasonably believes may be necessary or useful to the Development, Manufacturing or Commercialization of any Agreement PDC or any Licensed Product pursuant to this Agreement, and CytomX will provide a signed statement to the foregoing effect, if so requested by Pfizer in accordance with 21 C.F.R. § 314.50(g)(3).

4.1.9. Technology Transfer Assistance. CytomX shall provide reasonable assistance, at no additional cost to Pfizer beyond reimbursement of FTE costs for CytomX personnel providing such assistance as provided in Section 5.3.1, to effect the timely and orderly transfer to Pfizer of the Know-How included in the Licensed Intellectual Property necessary for Pfizer’s use in performing its responsibilities under the Research Plans, and, if Pfizer exercises an Option granted to it under Section 4.1.1, for the Development, Manufacturing and Commercialization of Licensed Products pursuant to the Commercial License.

4.2. Grants to CytomX.

4.2.1. Research License. Subject to the terms and conditions of this Agreement and during the Research Term with respect to each Research Project Target, Pfizer hereby grants to CytomX a non-exclusive, worldwide, royalty-free license, with no right to grant sublicenses, under the Pfizer Technology to perform the activities assigned to CytomX under the applicable Research Plan.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2.2. License to Certain Developed IP. Subject to the terms and conditions of this Agreement, Pfizer hereby grants to CytomX a non-exclusive, worldwide, royalty-free, perpetual and irrevocable license under any Developed IP solely owned by Pfizer that (a) consists of conjugation chemistry or conjugation methods that are unique to and generally applicable to Probodies (i.e., not specifically directed to Agreement PDCs) or (b) covers PDCs that do not otherwise incorporate Pfizer Technology or Pfizer Improvements, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit and Commercialize Probodies and PDCs that do not otherwise incorporate Pfizer Technology or Pfizer Improvements, excluding (i) during the Research Term with respect to a Research Project Target, Probodies and PDCs Targeting such Research Project Target and (ii) after the applicable Research Term, if Pfizer has exercised the Option with respect to a Research Project Target, then Probodies and PDCs Targeting such Research Project Target. CytomX shall have the right to grant sublicenses of the foregoing license to Affiliates and Third Party collaborators only if: (x) [***] or (y) CytomX and Pfizer have agreed in writing upon reasonable terms and conditions with respect to such right to sublicense to such Third Party collaborator, which the Parties agree to negotiate in good faith.

4.3. Reciprocal Non-Exclusive Research License for Disclosed Know-How and Confidential Information. Without limiting any other license granted to either Party under this Agreement and subject to the terms of Section 7:

4.3.1. CytomX hereby grants to Pfizer and its Affiliates a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license to use any and all Know-How included in the Licensed Intellectual Property and CytomX Confidential Information disclosed to Pfizer during the Term of this Agreement solely for internal research purposes, other than research on Substrates, it being understood and agreed that Pfizer will have no right under this Section 4.3.1 to use any such CytomX Know-How or CytomX Confidential Information in connection with the sale or manufacture for sale of any pharmaceutical product or process.

4.3.2. Pfizer hereby grants to CytomX and its Affiliates a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license to use any and all Pfizer Know-How and Pfizer Confidential Information (other than any information regarding the identity of or Pfizer’s reasons for selecting any Research Project Target, Replacement Target or Additional Target, which shall only be disclosed by CytomX to its Representatives as necessary to comply with the terms of this Agreement) disclosed to CytomX during the Term of this Agreement solely for internal research purposes, other than Pfizer Site-Specific Conjugation Technology, it being understood and agreed that CytomX will have no right under this Section 4.3.2 to use any Pfizer Know-How or Pfizer Confidential Information in connection with the sale or manufacture for sale of any pharmaceutical product or process.

4.3.3. Notwithstanding the foregoing, neither Pfizer nor CytomX shall have any right under this Section 4.3 to (a) make or use any physical material supplied by the other Party for use in the Research Program other than for use in the Research Program or (b) practice under any Patent Right Controlled by the other Party.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4. Retained Rights. For the avoidance of doubt, except as expressly provided in regard to the licenses contained in this Article 4 or in the provisions of Section 6.1.1, neither Party will have any rights in the other Party’s Antibodies, in the case of Pfizer, or Probodies, in the case of CytomX, and each Party will retain ownership of all of its Pfizer Technology or CytomX Technology, as applicable, covering any Antibody or Probody, as applicable, that such Party contributes to the Research Program.

4.5. Exclusivity.

4.5.1. Exclusivity Covenant. During the Term of this Agreement, except to the extent required for CytomX to fulfill its obligations under the Agreement, CytomX and its Affiliates will not engage in, and will not license or otherwise grant any right to, or enter into any collaborative arrangement with, any Third Party to engage in, any activity where a goal of such activity is to Develop or Commercialize any Probody or PDC Targeting any Research Project Target for which Pfizer has exercised its Option for use in the Field, except that Pfizer acknowledges and agrees that CytomX and its Affiliates may continue Development of and Commercialize (and to license and enter into collaborative arrangements regarding) an EGFR Probody as a Probody but not as a PDC.

4.5.2. Other Pfizer Programs. CytomX understands and acknowledges that Pfizer may have present or future initiatives or opportunities, including initiatives or opportunities with its Affiliates or Third Parties, involving similar products, programs, technologies or processes that are similar to or that may compete with a product, program, technology or process covered by this Agreement. CytomX acknowledges and agrees that nothing in this Agreement will be construed as a representation, warranty, covenant or inference that Pfizer will not itself Develop, Manufacture or Commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to Develop, Manufacture or Commercialize products, programs, technologies or processes that are similar to or that may compete with any product, program, technology or process covered by this Agreement.

4.6. Section 365(n) of Bankruptcy Code. All rights and licenses now or hereinafter granted by CytomX to Pfizer under or pursuant to any section of this Agreement, including Sections 4.1.1, 4.1.3, 4.1.4, 4.1.5 and 4.3.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Title 11, the “Bankruptcy Code”)). The Parties hereto acknowledge and agree that the payments provided for under Sections 5.1, 5.2, 5.3 and 5.4, and all other payments by Pfizer to CytomX under this Agreement, other than royalty payments pursuant to Section 5.5, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property under this Agreement.

4.7. No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed, by estoppel, implication or otherwise, to have granted the other Party any license or other right with respect to any intellectual property of such Party.

5.	PAYMENTS TO CYTOMX.

5.1. Upfront and Option Fee. Within thirty (30) days after the Effective Date, Pfizer shall pay to CytomX the non-creditable, non-refundable amount of Six Million Dollars ($6,000,000).

5.2. Option Exercise Fee. Upon exercise of the Option for a Research Project Target pursuant to Section 4.1.2, Pfizer shall pay to CytomX the “Option Exercise Fee” for such Research Project Target, as set forth in the table below.

Research Project Target	Option Exercise Fee
EGFR	$	[***]
Second Target or Replacement Target	$	[***]
Each Additional Target	$	[***]

5.3. Research Support Funding.

5.3.1. FTE Reimbursement. During the applicable Research Term, Pfizer shall reimburse CytomX for the costs of CytomX FTEs incurred in performing its Research Plan Activities at the FTE Rate. Pfizer shall be obligated to reimburse CytomX for not more than six (6) FTEs in aggregate per Calendar Year. Subject to the foregoing, the JRC shall determine the specific number of FTEs that shall perform Research Plan Activities for CytomX from time to time. By July 1 of each Calendar Year of the applicable Research Term, the JRC shall estimate the number of projected CytomX FTE’s to be utilized in the subsequent twelve (12) month period of such Research Term, provided that the JRC shall evaluate and revise, as applicable, such estimate at each Calendar Quarterly meeting for the following Calendar Quarter, provided, further, that the JRC shall not reduce the number of FTEs set forth in such estimate unless Pfizer has provided CytomX with sixty (60) days’ advanced written notice of its intention to reduce such number from the most recent annual estimate. Notwithstanding the foregoing, Pfizer shall only be obligated to reimburse CytomX for the number of FTEs actually incurred and reported pursuant to Section 5.3.3 in the performance of its Research Plan Activities.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.2. Other Expenses. Except as expressly set forth in Section 5.3.1, CytomX shall be solely responsible for all costs and expenses it incurs in performing its obligations under the Research Program, except as specifically set forth in the applicable Research Plan; provided, however, that CytomX shall not be required to assign any FTEs to the performance of the Research Plan Activities in excess of the number of FTEs that Pfizer is obligated to reimburse.

5.3.3. Reports and Reimbursement Payments. Within thirty (30) days after the end of each Calendar Quarter of the applicable Research Term, CytomX shall provide Pfizer with a quarterly report containing a detailed account of activities performed together with an invoice for amounts payable under Section 5.3.1, with respect to such Calendar Quarter. Each report must be accompanied by a certificate executed by a duly appointed officer of CytomX confirming the actual total number of FTEs supplied by CytomX during such Calendar Quarter, and the percent effort of the FTEs in performing Research Plan Activities engaged during such Calendar Quarter. Payment shall be due within forty-five (45) days after Pfizer receives such an invoice from CytomX.

5.3.4. Audit Rights. During the applicable Research Term and for a period of twenty four (24) months thereafter, CytomX shall keep and maintain accurate and complete records showing the time devoted and general activities performed (on a monthly basis) by each FTE in performing CytomX’s obligations under the Research Program. Upon ten (10) days prior written notice from Pfizer, CytomX shall permit an independent certified public accounting firm of nationally recognized standing selected by Pfizer and reasonably acceptable to CytomX to examine, at Pfizer’s sole expense, the relevant books and records of CytomX as may be reasonably necessary to verify the accuracy of the invoices submitted to Pfizer under Section 5.3.3 for the number of FTEs applied to the performance of CytomX’s obligations under the Research Program. An examination by Pfizer under this Section 5.3.4 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than twenty four (24) months before the date of the request. Such examination shall be conducted during CytomX’s normal business hours at CytomX’s facility(ies) where such books and records are normally kept. CytomX may require the accounting firm to sign a reasonable and customary non-disclosure agreement. The accounting firm shall provide both CytomX and Pfizer a written report disclosing whether the invoices submitted by CytomX are correct or incorrect and the specific details concerning any discrepancies. If the audit establishes that the number of FTEs actually utilized by CytomX was less than the number funded by Pfizer during the period covered by the audit, CytomX shall, at Pfizer’s sole discretion, either (a) refund the excess payments to Pfizer within sixty (60) days of its receipt of the auditor’s report so concluding or (b) immediately offset all such excess payments against any outstanding or future amounts payable by Pfizer to CytomX under this Agreement until Pfizer has received full credit for all such overpayments. Additionally, if the amount to be

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

refunded exceeds more than five percent (5%) of the amount that was properly payable, CytomX shall reimburse Pfizer for the reasonable out-of-pocket cost of the audit. If CytomX reasonably and in good faith disputes the result of any audit under this Section 5.3, the payments of disputed amounts due under this Section 5.3 shall be tolled until resolution of such dispute pursuant to Section 11.9.

5.4. Milestones

5.4.1. Development Milestones. Within ten (10) Business Days following the first occurrence of each event (each, a “Development Milestone”) described below for each Research Project Target, Pfizer shall provide written notice to CytomX identifying the Research Project Target and the Development Milestone achieved, and Pfizer shall pay to CytomX the amount set forth below within forty-five (45) days of receipt of CytomX’s invoice with respect to such Development Milestone (each such amount, a “Development Milestone Payment”) to be payable only once with respect to each Research Project Target regardless of how many Agreement PDCs or Licensed Products Targeting such Research Project Target achieve such Development Milestone. Notwithstanding anything to the contrary in this Agreement, Development Milestone Payments shall only be owed pursuant to this Section 5.4.1 for those Agreement PDCs and Licensed Products of which the manufacture or sale is covered by a Valid Claim. For the avoidance of doubt, if any Development Milestone Payment is paid for an Agreement PDC or Licensed Product Targeting the Second Target, such Development Milestone Payment will not be owed by Pfizer if an Agreement PDC or Licensed Product Targeting a Replacement Target (but not an Additional Target) later achieves the same Development Milestone.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Development Milestone	Development Milestone Payment for Licensed Products Targeting EGFR	Development Milestone Payment for Licensed Products Targeting the Second Target or a Replacement Target or an Additional Target

(A) Dosing of first subject in a Phase I Clinical Study with an Agreement PDC Targeting such applicable Research Project Target	[***]	[***]

(B) Dosing of first subject in a Phase II Clinical Study with an Agreement PDC Targeting such applicable Research Project Target	[***]	[***]

(C) Dosing of first subject in a Phase III Clinical Study with an Agreement PDC Targeting such applicable Research Project Target	[***]	[***]

(D) First Commercial Sale of a Licensed Product containing an Agreement PDC Targeting such applicable Research Project Target in the United States	[***]	[***]

(E) First Commercial Sale of a Licensed Product containing an Agreement PDC Targeting such applicable Research Project Target in a Major EU Market Country	[***]	[***]

(F) First Commercial Sale of a Licensed Product containing an Agreement PDC Targeting such applicable Research Project Target in Asia	[***]	[***]

(G) First Commercial Sale of a Licensed Product in a Second Tumor Type containing an Agreement PDC Targeting such applicable Research Project Target in the United States	[***]	[***]

(H) First Commercial Sale of a Licensed Product in a Second Tumor Type containing an Agreement PDC Targeting such applicable Research Project Target in a Major EU Market Country	[***]	[***]

(I) First Commercial Sale of a Licensed Product in a Second Tumor Type containing an Agreement PDC Targeting such applicable Research Project Target in Asia	[***]	[***]

(J) First Commercial Sale of a Licensed Product in a Third Tumor Type containing an Agreement PDC Targeting such applicable Research Project Target in the United States	[***]	[***]

(K) First Commercial Sale of a Licensed Product in a Third Tumor Type containing an Agreement PDC Targeting such applicable Research Project Target in a Major EU Market Country	[***]	[***]

(L) First Commercial Sale of a Licensed Product in a Third Tumor Type containing an Agreement PDC Targeting such applicable Research Project Target in Asia	[***]	[***]

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For clarity, if a Subsequent Milestone is achieved and any Previous Milestone for such Research Project Target has not yet been achieved for any reason, notwithstanding anything herein to the contrary such Previous Milestone(s) shall be deemed to have been achieved and the corresponding Development Milestone Payment set forth in the table above shall be payable simultaneously with the Development Milestone Payment for the achievement of the Subsequent Milestone. For purposes of the foregoing, each Development Milestone B through F shall be deemed a “Subsequent Milestone” for each Development Milestone A through C prior in alphabetical order in the above table (each, a “Previous Milestone”); provided that Development Milestones D, E, and F shall each be deemed Subsequent Milestones only of Development Milestones A through C. For example, if Development Milestone C were achieved before Development Milestone B, then the Development Milestone Payment for Development Milestone B would be due and payable on such achievement of Development Milestone C.

5.4.2. Sales Milestones. Pfizer shall pay to CytomX the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Annual Net Sales of a Licensed Product in the Territory in a Pfizer Year first reach the respective threshold (a “Sales Threshold”) indicated below (each, a “Sales Milestone”); provided that such Sales Threshold with respect to a Licensed Product must be reached within the first seven (7) full Pfizer Years following the First Commercial Sale of such Licensed Product in the United States.

Total Annual Net Sales	Sales Milestone Payment for Licensed Products Targeting EGFR	Sales Milestone Payment for Licensed Products Targeting the Second Target or a Replacement Target	Sales Milestone Payment for Licensed Products Targeting an Additional Target
Total Annual Net Sales exceeding $500,000,000	[***]	[***]	[***]
Total Annual Net Sales exceeding $1,000,000,000	[***]	[***]	[***]
Total Annual Net Sales exceeding $2,000,000,000	[***]	[***]	[***]
Total Annual Net Sales exceeding $3,000,000,000	[***]	[***]	[***]

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If more than one unmet Sales Threshold is achieved with respect to the same Pfizer Year, payment will be made with respect to the higher or highest Sales Threshold achieved in such Pfizer Year and all other previously unmet Sales Thresholds achieved with respect to such Pfizer Year will remain eligible to be met in future Pfizer Years. Any Sales Milestone Payment with respect to any Pfizer Year shall be payable within sixty (60) days of the end of such Pfizer Year in the United States. Each Sales Milestone Payment is payable a maximum of one time only, regardless of the number of Licensed Products that achieve a particular Sales Threshold.

5.5. Royalties. With respect to each Research Project Target and subject to the provisions of Section 5.5.2, Pfizer shall pay CytomX royalties in the amount of the applicable rates (“Marginal Royalty Rates”) set forth below of Annual Net Sales of any Licensed Product Targeting such Research Project Target during the Royalty Term:

Annual Net Sales	Marginal Royalty Rate for Licensed Products Targeting EGFR (% of the Annual Net Sales)	Marginal Royalty Rate for Licensed Products Targeting the Second Target or a Replacement Target or an Additional Target (% of the Annual Net Sales)
Annual Net Sales of such Licensed Product during a given Pfizer Year up to and including $750,000,000	[***]	[***]
Annual Net Sales of such Licensed Product during a given Pfizer Year above $750,000,000, up to and including $1,500,000,000	[***]	[***]
Annual Net Sales of such Licensed Product during a given Pfizer Year above $1,500,000,000, up to and including $2,250,000,000	[***]	[***]
Annual Net Sales of such Licensed Product during a given Pfizer Year above $2,250,000,000	[***]	[***]

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5.1. Marginal Royalty Rate Application. Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Annual Net Sales of a given Licensed Product in the Territory during a given Pfizer Year that falls within the indicated range.

5.5.2. Royalty Adjustments. The following adjustments shall be made, on a Licensed Product-by-Licensed Product and country-by-country basis, to the royalties payable pursuant to this Section 5.5:

(a) Generic Competition. Royalties payable following establishment of Generic Competition with respect to the sale by a Third Party of a product that is a Biosimilar Biologic Product to such Licensed Product in such country shall be payable at fifty percent (50%) of the otherwise applicable rate prior to application of this Section 5.5.2(a). “Generic Competition” means, with respect to a given Calendar Year with respect to a Licensed Product in any country, that during such Calendar Year, (x) one (1) or more Third Parties have received Regulatory Marketing Approval to sell in such country a Biosimilar Biologic Product, (y) such Biosimilar Biologic Product(s) shall be commercially available in such country and (z) such Biosimilar Biologic Product(s) shall have, in the aggregate, a twenty-five percent (25%) or more market share of the aggregate of such Licensed Product and Biosimilar Biologic Product(s) (based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably designated by Pfizer) as measured by the number of prescriptions. In the event IMS International data (or such other designated data source) is not sufficient to determine the percentage market share for each country in the European Union, the percent market share for the European Union countries for which data is not available will be deemed to be the average percent market share for those European Union countries in which the data is

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

available. A product shall be a “Biosimilar Biologic Product” with respect to a Licensed Product if such product (1) has been licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), as may be amended, or any subsequent or superseding law, statute or regulation, (2) has been licensed as a similar biological medicinal product by EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (3) has otherwise achieved analogous Regulatory Marketing Approval from another applicable Regulatory Authority. In no event will the royalty payable to CytomX for such Licensed Product be reduced below three percent (3%) by operation of this Section 5.5.2(a).

(b) Third Party Patents. If, after the Effective Date, it is Necessary or Useful for Pfizer to license one or more Patent Rights from one or more Third Parties in order to Develop, Manufacture, Commercialize or use any Licensed Product, whether directly or through any Pfizer Affiliate or Sublicensee, then Pfizer may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to CytomX under this Agreement with respect to Net Sales of any Licensed Product by Pfizer, its Affiliates or Sublicensees shall be reduced by fifty percent (50%) of the royalties payable to Third Parties pursuant to any Additional Third Party Licenses with respect to such Licensed Product, such reduction to continue until all such royalties have been expended, provided that in no event (other than in the case of CytomX’s breach of any representation, warranty or covenant hereunder) shall the total royalty payable to CytomX for such Licensed Product be less than fifty percent (50%) of the royalty amounts otherwise payable for such Licensed Product and in no event will the royalty payable to CytomX for such Licensed Product be reduced below three percent (3%). For purposes of this Section 5.5.2(b), (i) “Necessary” means that, without a license to use the Patent Right in question, the Development, Manufacture, Commercialization or use of any Licensed Product in the form such Licensed Product exists at the time that the Additional Third Party License is executed would, in Pfizer’s opinion, infringe such Patent Right and (ii) “Useful” means that Pfizer has determined that such Third Party’s Patent Right would reasonably enhance the commercial sales potential of such Licensed Product, provided that Third Party Patent Rights covering the Manufacture or formulation of such Licensed Product shall only be considered Useful to the extent they cover the form of such Licensed Product as it exists at the time that the Additional Third Party License is executed. For the avoidance of doubt, the Parties agree and acknowledge that this Section 5.5.2(b) shall not apply with respect to royalties payable by Pfizer to any Third Party under any agreement in existence as of the Effective Date.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) CytomX Third Party Agreements.

(i) With respect to any CytomX Third Party Agreements that are in effect as of the Effective Date, CytomX shall be solely responsible for all obligations (except as expressly set forth in this Agreement) and payments (including royalties) thereunder.

(ii) With respect to any CytomX Third Party Agreement that CytomX enters into after the Effective Date with respect to the Third Party Patent Rights listed on the letter from CytomX to Pfizer dated as of the Effective Date (the “CytomX Letter”), CytomX shall be solely responsible for all payments (including royalties) thereunder.

(iii) If CytomX or any of its Affiliates enters into an agreement with a Third Party (other than as provided in subsection (ii) above) after the Effective Date to acquire rights to intellectual property that: (A) covers or could be reasonably expected to cover one or more Licensed Products then being Developed, Manufactured or Commercialized by Pfizer or (B) CytomX intends to use in the course of performing any Research Plan Activities or incorporate into any Agreement Probody being developed by CytomX under the applicable Research Plan, then CytomX shall disclose the terms and conditions of such agreement to enable Pfizer to evaluate and elect, in its sole discretion, whether or not to include such additional intellectual property within the Licensed Intellectual Property. If Pfizer so elects to include such Third Party intellectual property as Licensed Intellectual Property, then the agreement shall be deemed a CytomX Third Party Agreement, and Pfizer shall be responsible for royalties with respect to sales of Licensed Products by Pfizer and its Affiliates and Sublicensees that become due under such CytomX Third Party Agreement, with the right to reduce any royalty otherwise payable to CytomX under this Agreement on account of such Third Party royalties pursuant to Section 5.5.2(b). If Pfizer does not elect to include such Third Party intellectual property as Licensed Intellectual Property, then (1) CytomX shall not use such Third Party intellectual property in the course of performing any Research Plan Activities, (2) CytomX shall not incorporate such Third Party intellectual property in any Agreement Probody being developed by CytomX under the applicable Research Plan, (3) such Third Party intellectual property shall not be deemed Licensed Intellectual

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Property, (4) Pfizer shall have no right or license under any rights granted under such agreement, and (5) such agreement shall not be considered a CytomX Third Party Agreement under this Agreement.

5.5.3. Fully Paid-Up, Royalty Free License. After expiration of the Royalty Term for any Licensed Product in a country in the Territory, no further royalties shall be payable in respect of sales of such Licensed Product in such country and thereafter the Commercial License with respect to such Licensed Product in such country shall be a fully paid-up, perpetual, exclusive, irrevocable, royalty-free license.

5.6. Reports and Payments.

5.6.1. Cumulative Royalties. The obligation to pay royalties under Section 5.5 shall be imposed only once with respect to a single unit of a Licensed Product regardless of how many Valid Claims in Patent Rights included within the Licensed Intellectual Property would, but for this Agreement, be infringed by the use or sale of such Licensed Product in the country in which such Licensed Product is used or sold.

5.6.2. Royalty Statements and Payments. Within sixty (60) days after the end of each Pfizer Quarter, Pfizer shall deliver to CytomX a report setting forth for such Pfizer Quarter the following information, on a Licensed Product-by-Licensed Product basis: (a) the Net Sales of each Licensed Product, (b) the basis for any adjustments to the royalty payable for the sale of each Licensed Product and (c) the royalty due hereunder for the sale of each Licensed Product. No such reports shall be due for any Licensed Product before the First Commercial Sale of such Licensed Product in the Territory. The total royalty due for the sale of Licensed Products during such Pfizer Quarter shall be remitted at the time such report is delivered to CytomX.

5.6.3. Taxes and Withholding. It is understood and agreed between the Parties that any payments made this Agreement are inclusive of any value added or similar tax imposed upon such payments. In addition, in the event any of the payments made by Pfizer pursuant to this Agreement become subject to withholding taxes under the Applicable Law of any jurisdiction, Pfizer shall deduct and withhold the amount of such taxes for the account of CytomX, to the extent required by Applicable Law, such amounts payable to CytomX shall be reduced by the amount of taxes deducted and withheld, and Pfizer shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to CytomX an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable CytomX to claim such payment of taxes. Any such withholding taxes

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, CytomX. Pfizer will provide CytomX with reasonable assistance to enable CytomX to recover such taxes as permitted by Applicable Law.

5.6.4. Currency. All amounts payable and calculations hereunder shall be in United States dollars, and all payments due under this Agreement shall be made by wire transfer in immediately available funds to an account designated by the Party owed such payment, or by other mutually acceptable means. As applicable, Net Sales and any royalty deductions shall be converted into United States dollars in accordance with Pfizer’s customary and usual conversion procedures, consistently applied.

5.6.5. Additional Provisions Relating to Payments. CytomX acknowledges and agrees that nothing in this Agreement (including any schedules and exhibits hereto) shall be construed as representing an estimate or projection of either (a) the number of Licensed Products that shall or may be successfully Developed or Commercialized or (b) anticipated sales or the actual value of any Licensed Product. PFIZER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT SHALL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT IT WILL ACHIEVE ANY PARTICULAR SALES LEVEL OF SUCH PRODUCT(S), PROVIDED THAT THE FOREGOING SHALL NOT LIMIT PFIZER’S OBLIGATIONS UNDER THIS AGREEMENT.

5.7. Maintenance of Records; Audits.

5.7.1. Record Keeping. Pfizer shall keep, and cause its Affiliates and Sublicensees to keep, accurate books of account and records in connection with the sale of Licensed Products, in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Pfizer shall maintain, and cause its Affiliates and Sublicensees to maintain, such records for a period of at least three (3) years after the end of the Calendar Year in which they were generated.

5.7.2. Audits. Upon thirty (30) days prior written notice from CytomX, Pfizer shall permit an independent certified public accounting firm of internationally recognized standing selected by CytomX and reasonably acceptable to Pfizer to examine, at CytomX’s sole expense, the relevant books and records of Pfizer during the period covered by such examination, as may be reasonably necessary to verify the accuracy of the reports submitted by Pfizer in accordance with Section 5.6 and the payment of royalties hereunder. An examination by CytomX under this Section 5.7.2 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than three (3) years before the date of the request. The accounting firm

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall be provided access to such books and records at Pfizer’s or its Affiliates’ facilities where such books and records are kept and such examination shall be conducted during Pfizer’s normal business hours. Pfizer may require the accounting firm to sign a reasonable and customary non-disclosure agreement before providing the accounting firm access to Pfizer’s facilities or records. Upon completion of the audit, the accounting firm shall provide both Pfizer and CytomX a written report disclosing whether the reports submitted by Pfizer are correct or incorrect, whether the royalties paid are correct or incorrect and, in each case, the specific details concerning any discrepancies. No other information shall be provided to CytomX.

5.7.3. Underpayments/Overpayments. If such accounting firm concludes that additional royalties were due to CytomX, Pfizer shall pay to CytomX the additional royalties within forty-five (45) days of the date Pfizer receives such accountant’s written report so concluding. If such underpayment exceeds five percent of the royalties that were to be paid to CytomX, Pfizer also shall reimburse CytomX for all reasonable charges of such accountants for conducting the audit. If such accounting firm concludes that Pfizer overpaid royalties to CytomX, CytomX shall repay such amount to Pfizer in full within forty-five (45) days of the receipt of such accountant’s report, or, at Pfizer’s option, Pfizer shall be entitled to offset all such overpayments against any outstanding or future amounts payable to CytomX hereunder until Pfizer has received full credit for such overpayments.

5.7.4. Confidentiality. All financial information of Pfizer which is subject to review under this Section 5.7.4. shall be deemed to be Pfizer’s Confidential Information subject to the provisions of Article 7 hereof, and CytomX shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by Pfizer to CytomX hereunder.

6.	INTELLECTUAL PROPERTY.

6.1. Inventions.

6.1.1. Ownership. All determinations of inventorship under this Agreement shall be made in accordance with the laws of the United States.

(a) Pfizer Improvements. Pfizer shall own all Pfizer Improvements.

(b) CytomX Improvements. CytomX shall own all CytomX Improvements.

(c) Developed IP. Except as provided in Section 6.1.1(d), (i) a Party shall own all Developed IP that is conceived or generated solely by or on

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

behalf of employees, agents or independent contractors of such Party or any of its Affiliates and (ii) each Party shall jointly own all Developed IP that is conceived or generated jointly by or on behalf of (A) employees, agents or independent contractors of CytomX or any of its Affiliates and (B) employees, agents or independent contractors of Pfizer or any of its Affiliates (“Joint Developed IP”). Subject to the Parties’ other rights and obligations under this Agreement, each Party shall be free to exploit and assign, either itself or through the grant of licenses to Third Parties, all Joint Developed IP throughout the world without restriction, without the need to obtain further consent from or provide notice to the other Party and without any duty to account or otherwise make any payment of any compensation to the other Party.

(d) Assignment of PDC Developed IP. On a Research Project Target-by-Research Project Target basis, contingent upon and effective as of the Option Exercise Date for such Research Project Target, including payment of the applicable Option Exercise Fee, CytomX shall assign, and hereby does assign, to Pfizer all of CytomX’s and its Affiliates’ right, title and interest in and to all PDC Developed IP directed to PDCs Targeting such Research Project Target and thereafter any such PDC Developed IP shall be the sole and exclusive property of Pfizer and shall constitute Confidential Information of Pfizer.

(e) Implementation. Each Party shall assign, and does hereby assign, to the other Party such Patent Rights, Know-How or other intellectual property rights as necessary to achieve ownership as provided in this Section 6.1.1. Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party shall make its relevant employees, agents and independent contractors (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Section 6.1.1 at no charge.

6.1.2. Disclosure. Each Party shall, no less than thirty (30) days before filing any initial Patent Right disclosing such intellectual property, disclose to the other Party any Developed IP, CytomX Improvement and Pfizer Improvement, or any other Patent Right that contains the other Party’s Confidential Information, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Developed IP, CytomX Improvement or Pfizer Improvement, and the proposed inventorship of any new Patent Rights intended to be filed. The other Party shall promptly raise any issue regarding inventorship of any such Patent Rights, and the Parties agree to use their best efforts to determine in good faith the correct inventorship of any Patent Rights.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2. Patent Rights.

6.2.1. Filing, Prosecution and Maintenance of Patent Rights.

(a) Patent Filing Rights Prior to Option Exercise. On a Research Project Target-by-Research Project Target basis, except as otherwise agreed in writing by the Parties, neither Party shall file any Patent Right on or disclosing Developed IP prior to the Option Exercise Date for such Research Project Target, including payment of the applicable Option Exercise Fee. For clarity, if Pfizer does not exercise its Option with respect to a Research Project Target, except as otherwise agreed upon in writing by the Parties, neither Party shall file any Patent Right on any PDC Developed IP directed to PDCs Targeting such Research Project Target at any time after the end of the applicable Research Term. For the avoidance of doubt, the foregoing shall not apply to any PDC Developed IP that is assigned to Pfizer pursuant to Section 6.1.1(d), commencing as of the effective date of such assignment, and Pfizer may thereafter file and prosecute such assigned PDC Developed IP (in CytomX’s name if necessary) after payment of the applicable Option Exercise Fee, even if the assignment has not yet been perfected. Prior to the applicable Option Exercise Date (and thereafter if the applicable Option is never exercised), neither Party shall, without the prior written consent of the other Party, refer to or disclose in or in connection with any patent application the other Party’s Confidential Information (including unpublished Know-How that is solely or jointly owned by such other Party).

(b) Cooperation. Without limiting any other rights and obligations of the Parties under this Agreement, the Parties shall cooperate with respect to the timing, scope and filing of patent applications and patent claims relating to any CytomX Improvements, Pfizer Improvements and Developed IP to preserve and enhance the patent protection for Agreement PDCs, including the manufacture and use thereof. In prosecuting Patent Rights in the PDC Developed IP, Pfizer will not file or prosecute claims in such Patent Rights that claim subject matter other than the composition, use or manufacture of PDCs Targeting such Research Project Target, subject to the following sentence. If, following Option exercise, the ownership rights in any Patent Rights included in CytomX Improvements or Developed IP are substantially impeding or would substantially impede Pfizer’s prosecution of PDC Developed IP assigned to Pfizer pursuant to Section 6.1.1(d), the Parties shall negotiate in good faith an amendment of the ownership of such Patent Rights included in CytomX Improvements or Developed IP while preserving for each Party substantially the same rights, including all Milestone Payments and royalty payments, as are afforded in this Agreement, and in the case of CytomX Improvements or Developed IP that are owned by CytomX, preserving CytomX’s ability to grant licenses to Third Parties to such CytomX Improvements or Developed IP consistent with the other terms and conditions of this Agreement.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Pfizer Patent Rights. Pfizer, at its own expense, shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, any Patent Rights that it solely owns, including Pfizer Patent Rights and Patent Rights in the Pfizer Improvements and PDC Developed IP (to the extent assigned to Pfizer pursuant to Section 6.1.1(d)). Pfizer shall keep CytomX informed regarding any Patent Right comprised in any such PDC Developed IP and shall consider in good faith any recommendations made by CytomX in regard to the filing, prosecution or maintenance of any such Patent Right. To the extent Pfizer decides not to file, and except in a case in which the decision not to file, prosecute or maintain any such Patent Right is made by Pfizer in the ordinary course of filing continuation applications or as part of an overall strategy to optimize the scope or other aspects of the intellectual property protecting the relevant Agreement PDCs, Pfizer shall provide CytomX with thirty (30) days prior written notice to such effect (i.e., at least thirty (30) days prior to the date on which any such filing or other action is due), in which event CytomX may elect to file or continue prosecution or maintenance of such Patent Right, at CytomX’s expense, and Pfizer, upon CytomX’s written request received within such thirty (30) day period, shall execute such documents and perform such acts, at CytomX’s expense, as may be reasonably necessary to permit CytomX to file, prosecute and maintain such Patent Right. Any such Patent Right that is prosecuted or maintained by CytomX pursuant to this Section 6.2.1(c)(i) will continue to be owned by Pfizer, and (ii) subject to the Parties’ other rights and obligations under this Agreement, may be licensed by Pfizer to one or more Third Parties. If Pfizer does not file a Patent application with respect to a particular invention within the PDC Developed IP with respect to Licensed Products Targeting a Research Project Target within twelve (12) years after the Option Exercise Date for such Research Project Target and either cannot provide a reasonable explanation to CytomX for such (and any further) delay or notifies CytomX that it has made a final decision not to file such Patent application, then for purposes of the foregoing, Pfizer shall be deemed to have elected not to file such a Patent, and CytomX may do so as provided in this Section 6.2.1(c).

(d) CytomX Patent Rights. CytomX, at its own expense, shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain, throughout the world, any Patent Rights included in Licensed Intellectual Property that it solely owns, including CytomX Patent Rights and Patent Rights comprised in the CytomX Improvements. CytomX shall not disclose any Pfizer Confidential Information in any Patent Rights that it files, or in connection with the prosecution of any such Patent Rights,

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

without Pfizer’s prior written consent. CytomX shall notify Pfizer promptly, and no later than ninety (90) days after request by Pfizer of any Patent Right after the Effective Date that covers the Development, Manufacture, Commercialization or use of any Licensed Product. In the absence of such prompt notification, any such Patent Rights shall be excluded from the Valid Claim definition. CytomX shall keep Pfizer informed regarding each Patent Right included in the Licensed Intellectual Property that CytomX or any Third Party licensor is prosecuting and shall consider in good faith any recommendations made by Pfizer in regard to the filing, prosecution or maintenance of any such Patent Right. To the extent CytomX decides not to prosecute or maintain any Patent Right of CytomX that CytomX reasonably believes covers or may cover the Development, Manufacture, Commercialization or use of any Licensed Product (other than any such Patent Right owned or co-owned by a Third Party licensor or the filing of any such new initial Patent Right) and except in the case in which the decision not to file, prosecute or maintain such Patent Right is made by CytomX in the ordinary course of filing continuation applications or as part of an overall strategy to optimize the scope or other aspects of the Licensed Intellectual Property, CytomX shall provide Pfizer written notice to such effect at least thirty (30) days prior to the date on which any filing or other action is due, in which event Pfizer may elect to continue prosecution or maintenance of such Patent Right, at Pfizer’s sole expense, and CytomX, upon Pfizer’s written request, shall execute such documents and perform such acts, at Pfizer’s expense, as may be reasonably necessary to permit Pfizer to file, prosecute and maintain, at its own discretion, such Patent Right. Notwithstanding anything to the contrary, (a) CytomX shall maintain the recent PCT application on the EGFR Probody, International Application Number PCT/US2013/038540, filed April 26, 2013 (the “EGFR PCT”) for its full life; and (b) CytomX shall, on or before the deadline for entry of the EGFR PCT into the national phase, file applications in the countries/regions listed in Schedule 6.2.1, parts A and B, provided that if CytomX does not wish to file in any region or country on Schedule 6.2.1 as set forth in part (b) of this sentence, CytomX shall notify Pfizer at least ninety (90) days prior to the deadline for such filing and Pfizer may elect to file, prosecute and maintain such Patent Rights in such countries, at Pfizer’s sole expense, and CytomX, upon Pfizer’s written request, shall execute such documents and perform such acts, at Pfizer’s expense, as may be reasonably necessary to permit Pfizer to file, prosecute and maintain, at its own discretion, such Patent Rights. CytomX will continue to own any Patent Rights that are filed, prosecuted or maintained by Pfizer pursuant to this Section 6.2.1(d) provided that (x) such Patent Rights in such countries will be excluded from the Valid Claim definition; and (y) in addition to the exclusive licenses granted to Pfizer under Section 4,

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CytomX will and does hereby grant to Pfizer (subject to any existing Third Party rights) a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, fully paid-up, worldwide license to practice and exploit such Patent Rights in such countries for any and all purposes, provided that for any national applications claiming priority to the EGFR provisional applications cited in the EGFR PCT in the countries listed in Schedule 6.2.1, part B that are initially filed by Pfizer pursuant to the foregoing sentence, this part (y) shall not apply, on a country-by-country basis, if CytomX agrees to pay and does pay, within forty-five (45) days of receipt of an invoice from Pfizer, fifty percent (50%) of Pfizer’s out-of-pocket expenses for all filing, prosecution and maintenance costs of such applications. Except in the ordinary course of filing continuation applications or as part of an overall strategy to optimize the scope or other aspects of the intellectual property protecting the relevant Agreement PDCs, CytomX shall not decline to pay for or participate in the filing, prosecution or maintenance of any Patent Right under any CytomX Third Party Agreement, to the extent CytomX is obligated to pay for such or has the right to participate in such filing, prosecution or maintenance, that is included in the Licensed Intellectual Property and that, in Pfizer’s reasonable discretion, covers a Licensed Product Developed or Commercialized by Pfizer or its Affiliates, and the loss of which would result in loss of right to or would materially diminish the overall protection of such Licensed Product, without Pfizer’s prior written consent, not to be unreasonably withheld or delayed.

(e) Joint Patent Rights. In the event the Parties conceive or generate any Joint Developed IP, other than any Joint Developed IP that constitutes PDC Developed IP and is assigned to Pfizer pursuant to Section 6.1.1(d), the Parties shall promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. Neither Party will file any Patent Right covering or claiming any such Joint Developed IP (a “Joint Patent Right”) without the consent of the other Party, provided that following the Option Exercise Date for a Research Project Target, including payment of the applicable Option Exercise Fee, Pfizer shall have the first right to file on and control prosecution of any Patent Right covering or claiming any Joint Developed IP used in the development, manufacture, composition or use of any PDC Targeting such Research Project Target, that does not claim or cover any invention that is generally applicable to Probodies or PDCs other than a PDC Targeting such Research Project Target. If Pfizer controls prosecution of any such Joint Developed IP, Pfizer shall keep CytomX informed regarding each Patent Right that Pfizer is prosecuting and shall consider in good faith any recommendations made by CytomX in regard to the filing, prosecution or maintenance of any such Patent Right. For avoidance of doubt, “prosecution” as used in this Section 6.2.1 includes oppositions, nullity or revocation actions, post-grant reviews and other patent office proceedings involving the referenced Patent Rights.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Liability. To the extent that a Party is obtaining, prosecuting or maintaining a Patent Right included in the Licensed Intellectual Property or Developed IP (including PDC Developed IP) or otherwise exercising its rights under this Section 6.2.1, such Party, and its Affiliates, employees, agents or representatives, shall not be liable to the other Party in respect of any act, omission, default or neglect on the part of any such Party, or its Affiliates, employees, agents or representatives, in connection with such activities undertaken in good faith.

(g) Extensions. The decision to file for a patent term extension and particulars thereof (including which patent(s) to extend) will be made with the goal of obtaining the optimal patent term and scope of protection for Licensed Products. Pfizer shall have the right after it has submitted for Regulatory Approval of a Licensed Product, but not the obligation, to request permission from CytomX to seek, in CytomX’s name if so required, patent term extensions, supplemental protection certificates and the like available under applicable law, including 35 U.S.C. § 156 and applicable foreign counterparts, (each, an “extension”) for any patent included in the Licensed Intellectual Property (a “Licensed Patent”) that covers such Licensed Product. CytomX agrees to grant Pfizer such permission on request, unless at the time of such request CytomX has determined to seek such extension under such Licensed Patent for a product for which CytomX has sole development and commercialization rights or for which CytomX is obligated to a Third Party to seek such extension for the Third Party’s or a collaboration product (each an “Other Product”), in each case where the Other Product has advanced to at least Phase III clinical testing and the Other Product is covered by a Valid Claim of the Licensed Patent. If Pfizer does not seek to extend any Licensed Patent in relation to a Licensed Product but CytomX is interested in doing so, then CytomX shall notify Pfizer of such interest and CytomX may only seek to do so if in Pfizer’s reasonable legal determination such Licensed Patent may be extended under applicable law in relation to a Licensed Product without limiting Pfizer’s right to extend any other patent in relation to the Licensed Product or to extend the same Licensed Patent with respect to another Licensed Product.

(h) Joint Research Agreement. This Agreement shall be understood to be a joint research agreement under 35 U.S.C. § 103(c)(3) entered into for the purpose of researching, identifying and Developing Agreement PDCs and Licensed Products.

(i) Recording. If Pfizer deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate government authorities in one or more jurisdictions in the Territory, then Pfizer shall submit to CytomX any proposed evidence of such recording and the Parties will comply with the terms of Section 7.2.3 in respect of such filing. CytomX shall execute and deliver to Pfizer any documents necessary or desirable, in Pfizer’s reasonable judgment, to complete such registration or recordation in accordance with the terms of Section 7.2.3.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2.2. Enforcement of Patent Rights.

(a) Notice. If either Pfizer or CytomX becomes aware of any infringement anywhere in the world of any issued Patent Right within the Licensed Intellectual Property or Developed IP by any Third Party PDC that Targets a Research Project Target (an “Infringement”) or by any Third Party Probody that Targets a Research Project Target, such Party shall promptly notify the other Party in writing to that effect.

(b) Infringement of Certain Patent Rights.

(i) Subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, and subject to the terms and conditions of any applicable CytomX Third Party Agreements, in the event of any Infringement of a Patent Right included in the Licensed Intellectual Property or Developed IP, Pfizer shall have the first right, and in the case of PDC Developed IP or other Developed IP solely owned by Pfizer, the sole right, but not the obligation, to take action to obtain a discontinuance of Infringement or bring suit against a Third Party infringer of such Patent Right within six (6) months from the date of notice and to join CytomX as a party plaintiff.

(ii) Pfizer shall bear all the expenses of any suit brought by it claiming infringement of any such Patent Right. CytomX shall cooperate with Pfizer in any such suit and shall have the right to consult with Pfizer and to participate in and be represented by independent counsel in such litigation at its own expense. Pfizer shall incur no liability to CytomX as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such Patent Right invalid or unenforceable, and Pfizer shall not, without CytomX’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts any other liability to CytomX or admits the invalidity or unenforceability or limits the scope of any such Patent Right.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii) If Pfizer has not obtained a discontinuance of such Infringement by, or filed suit against, any such Third Party infringer within the six (6) month period set forth in subsection (i) above, then CytomX shall have the right, but not the obligation, to bring suit against such Third Party infringer, at CytomX’s sole expense, under any Licensed Intellectual Property or under any Developed IP owned by CytomX. Pfizer shall reasonably cooperate with CytomX in any such litigation, at CytomX’s expense, provided that Pfizer shall not be required to join such litigation as a party and Pfizer may, at its sole discretion, elect to be represented by independent counsel in such litigation at its own expense. CytomX shall incur no liability to Pfizer as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any such CytomX Patent Right or Joint Patent Right invalid or unenforceable; and CytomX shall not, without Pfizer’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts any other liability to Pfizer or admits the invalidity or unenforceability or limits the scope of any such Patent Right.

(iv) The enforcing Party shall keep the other Party reasonably informed of all material developments in connection with any such suit. Subject to the terms and conditions of any applicable CytomX Third Party Agreements, any recoveries obtained by either Party as a result of any proceeding against such a Third Party infringer shall be allocated as follows:

(A) Such recovery shall first be used to reimburse each Party for all out-of-pocket litigation costs in connection with such litigation paid by that Party; and

(B) With respect to any remaining portion of such recovery, if Pfizer was the enforcing Party, CytomX shall receive an amount equal to the royalty that would be payable, pursuant to Section 5.5, on an amount of Net Sales of the relevant Licensed Product(s) in the country(ies) where such Infringement occurred equal to such remaining portion of such recovery, and Pfizer shall receive any remaining portion of such recovery; or

(C) With respect to any remaining portion of such recovery, if CytomX was the enforcing Party, CytomX shall receive any remaining portion of such recovery, except to the extent such recovery for such Infringement was calculated based on lost sales of Pfizer, in which case the allocation of such remaining portion shall be made as provided in Section 6.2.2(b)(iv)(B).

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Other Infringement. For any infringement of any Licensed Intellectual Property other than an Infringement, CytomX retains the sole right (as between the Parties), but not the obligation, to enforce the Licensed Intellectual Property.

(d) Other Infringement of Joint Patent Rights. With respect to any notice of a Third Party infringer of any Joint Patent Right other than in the case of a Joint Patent Right subject to Section 6.2.2(b), the Parties shall meet as soon as reasonably practicable to discuss such infringement and determine an appropriate course of action and the Parties’ respective rights and responsibilities with respect to any enforcement thereof.

6.2.3. Biosimilar Notices.

(a) Upon Pfizer’s request any time after completion of the first Phase II Clinical Study for any Licensed Product, CytomX shall use reasonable efforts to assist and cooperate with Pfizer in establishing a strategy for responding to requests for information from Regulatory Authorities and Third Party requestors and preparing submissions responsive to any Biosimilar Notices received by Pfizer; provided that Pfizer shall make the final decisions with respect to such strategy and any such responses.

(b) Biosimilar Notices. Pfizer shall comply with the applicable provisions of 42 U.S.C. § 262(l) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future regarding biologic products in the United States, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction, in each case, with respect to any Biosimilar Notice received by Pfizer from any Third Party regarding any Licensed Product that is being Commercialized in the applicable jurisdiction, and the exchange of information between any Third Party and Pfizer pursuant to such requirements; provided that, prior to any submission of information by Pfizer to a Third Party, CytomX shall have the right to review the patent information included in such proposed submission, solely with respect to Patent Rights Controlled by CytomX, and to make suggestions as to any changes to such patent information that CytomX reasonably believes to be necessary; provided further that Pfizer shall determine the

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

final content of any such submission. In the case of a Licensed Product approved in the United States under the PHS Act (or, in the case of a country in the Territory other than the United States, any similar law), to the extent permitted by Applicable Law, Pfizer, as the sponsor of the application for the Licensed Product, will be the “reference product sponsor” under the PHS Act. Pfizer shall give written notice to CytomX of receipt of a Biosimilar Notice received by Pfizer with respect to a Licensed Product, and Pfizer shall consult with CytomX with respect to the selection of the Patent Rights to be submitted pursuant to 42 U.S.C. § 262(l) (or any similar law in any country of the Territory outside the United States); provided that Pfizer shall have final say on such selection of Patent Rights. CytomX agrees to be bound by the confidentiality provisions of 42 U.S.C. § 262(l)(1)(B)(iii). In order to establish standing in connection with any action brought by Pfizer under this Section 6.2.3, CytomX, upon Pfizer’s request, shall reasonably cooperate with Pfizer in any such action, including timely commencing or joining in any action brought by Pfizer under this Section 6.2.3 solely to the extent any Patent Rights Controlled by CytomX are involved in any such action, and the Parties rights and responsibilities regarding any action shall be determined in accordance with Section 6.2.2(b).

6.3. Interference, Opposition, Revocation and Declaratory Judgment Actions. If the Parties mutually determine that, based upon the review of a Third Party’s patent or patent application or other intellectual property rights, it may be desirable in connection with any Agreement PDC or Licensed Product to provoke or institute an interference, opposition, revocation, post-grant review or other patent office proceedings or declaratory judgment action with respect thereto, then the Parties shall consult with one another and shall reasonably cooperate in connection with such an action. Unless otherwise mutually determined by the Parties and except for any interferences involving any Licensed Intellectual Property or other Patent Rights Controlled by CytomX which shall be governed by Section 6.2, Pfizer shall control such action and shall select counsel for such action. The rights and obligations of the Parties under Section 6.4 are expressly subject to this Section 6.3. Notwithstanding anything to the contrary, CytomX shall retain all rights to control any actions initiated by CytomX prior to the Effective Date, provided that CytomX shall keep Pfizer reasonably informed of, and shall consider in good faith, any recommendations made by Pfizer in connection with such actions.

6.4. Infringement of Third Party Patent Rights. If the Development, Manufacture or Commercialization of any Licensed Product is alleged by a Third Party to infringe a Third Party’s patent or other intellectual property rights, the Party becoming aware of such allegation shall promptly notify the other Party. The Party that is alleged to infringe the Third Party’s patent or intellectual property rights shall have the right to take such action as it deems appropriate in response to such allegation, and shall be solely responsible for all damages, costs and expenses in connection therewith, subject to Article 10.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.	CONFIDENTIALITY

7.1. Confidentiality. Except to the extent expressly authorized by this Agreement, the Parties agree that, during the Term and for five (5) years thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, in each case, except for the performance of its obligations or exercise of its rights under this Agreement, provided, however, that a Receiving Party may use or disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information (i) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by the Disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (v) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information of the Disclosing Party.

7.2. Authorized Disclosure.

7.2.1. Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 7.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s, its Affiliates’ and its Sublicensees’ officers, directors, employees, consultants, contractors, or agents (collectively, “Representatives”) who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 7. For clarity, notwithstanding the foregoing, CytomX may use and disclose Confidential Information within the Developed IP that is (i) owned by CytomX, or (ii) licensed to CytomX pursuant to Section 4.2.2 within the scope of such license (the “CytomX Usable Developed IP”), to any entities that have a need to know such Confidential Information in connection with the Development, Manufacture or Commercialization of Probodies and PDCs that do not otherwise incorporate Pfizer Technology or

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Pfizer Improvements, or with respect to information licensed under Section 4.2.2, within the scope of such license (the “Permitted Uses”), and have entered into an agreement as described in (b) above, subject in each case to the exclusive rights expressly granted to Pfizer under Sections 2.1.6 and 4.5 above and, with respect to Developed IP disclosed as provided in (ii) above, the restrictions in Section 4.2.2.

7.2.2. Disclosure to Third Parties.

(a) Notwithstanding the foregoing provisions of Section 7.1, the Parties may disclose Confidential Information belonging to the other Party:

(i) to Governmental Authorities (A) in the case of Pfizer, subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, to the extent reasonably necessary to obtain or maintain INDs or Regulatory Approvals for any Licensed Product Targeting such Research Project Target within the Territory, (B) in the case of CytomX, with respect to CytomX Usable Developed IP, to the extent reasonably necessary to obtain or maintain INDs or Regulatory Approvals for any Probodies and PDCs within the Permitted Uses, and (C) in the case of either Party, in order to respond to inquiries, requests, investigations, orders or subpoenas of Governmental Authorities relating to this Agreement;

(ii) (A) in the case of Pfizer, subject to Pfizer exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent reasonably necessary to Develop, Manufacture or Commercialize any Licensed Product Targeting such Research Project Target and under reasonable obligations of confidentiality, and (B) in the case of CytomX, with respect to CytomX Usable Developed IP, to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent reasonably necessary to Develop, Manufacture or Commercialize any Probodies and PDCs within the Permitted Uses and under reasonable obligations of confidentiality;

(iii) subject to Section 6.2.1(c), to the extent reasonably necessary, in connection with filing or prosecuting Patent Rights or Trademark rights as permitted by this Agreement;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv) to the extent reasonably necessary, in connection with prosecuting or defending litigation as permitted by this Agreement;

(v) (A) regarding the existence of this Agreement, this Agreement itself or the material and financial terms of this Agreement, to its accountants, lawyers, and other advisers, and to actual or potential investors, lenders, acquirers, investment bankers, or agents of the foregoing in connection with a financing, merger, or acquisition, and (B) to any other third parties in connection with the events in (A) with the consent of the disclosing Party, such consent not to be unreasonably withheld, in each case (A)-(B) under confidentiality obligations no less restrictive than those set forth in this Agreement;

(vi) subject to Section 7.3.2, in connection with or included in scientific presentations and publications relating to Licensed Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clinicaltrials.gov or PhRMA websites; and

(vii) to the extent necessary in order to enforce its rights under this Agreement.

All disclosures by CytomX under this Section 7.2.2(a) are subject in each case: to the exclusive rights expressly granted to Pfizer under Sections 2.1.6 and 4.5 above and, with respect to Developed IP licensed to CytomX under Section 4.2.2, to the restrictions in Section 4.2.2.

(b) In the event a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Section 7.2.2(a)(i)(C), the Disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take all reasonable measures to ensure confidential treatment of such information.

7.2.3. SEC Filings and Other Disclosures. Notwithstanding any provision of this Agreement to the contrary, either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.2.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. Further, if

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.2.3, such Party shall, at its own expense, use Commercially Reasonable Efforts to seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party.

7.3. Public Announcements; Publications.

7.3.1. Announcements. Except as may be expressly permitted under Section 7.2.3, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. For the sake of clarity, nothing in this Agreement shall prevent (a) either Party from making any public disclosure relating to this Agreement if the contents of such public disclosure have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates; or (b) Pfizer, subject to its exercising the Option with respect to the applicable Research Project Target pursuant to Section 4.1.2, from making any scientific publication or public announcement with respect to any Licensed Product Targeting such Research Project Target under this Agreement; provided, however, that, except as permitted under Section 7.2, Pfizer shall not disclose any of CytomX’s Confidential Information in any such publication or announcement without obtaining CytomX’s prior written consent to do so. The Parties agree that CytomX may release the announcement attached hereto as Schedule 7.3.1 regarding the signing of this Agreement following the Effective Date. The Parties agree that CytomX may issue future announcements concerning Pfizer’s achievement of any significant milestones, including the selection of a clinical candidate, under this Agreement, provided that the content of any such announcement has been mutually agreed upon by the Parties.

7.3.2. Publications. During the Term, each Party shall submit to the other Party (the “Non-Disclosing Party”) for review and approval any proposed academic, scientific and medical publication or public presentation which contains the Non-Disclosing Party’s Confidential Information. In addition, each Party shall submit to the other Party for review and approval any proposed publication or public presentation relating to data generated under the Research Program, provided that Pfizer shall not be required to submit any proposed publication or public presentation to CytomX for review and approval pursuant to this sentence to the extent such publication or presentation relates to any Research Project Target for which Pfizer has exercised its Option pursuant to this Agreement and to the extent consistent with Pfizer’s normal and customary publication practices. In both instances, such review and approval will be conducted for the purposes of preserving the value of the Licensed Intellectual Property and PDC Developed IP and the rights granted to Pfizer hereunder and determining whether any portion of the proposed publication or presentation containing the Non-Disclosing Party’s Confidential Information should be modified or deleted. Written copies of such

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

proposed publication or presentation required to be submitted hereunder shall be submitted to the Non-Disclosing Party no later than thirty (30) days before submission for publication or presentation (the “Review Period”). The Non-Disclosing Party shall provide its comments with respect to such publications and presentations within twenty (20) days after its receipt of such written copy, and the other Party shall delete any Confidential Information of the Non-Disclosing Party upon request. The Review Period may be extended for an additional sixty (60) days in the event the Non-Disclosing Party can, within fifteen (15) days of receipt of the written copy, demonstrate reasonable need for such extension, including for the preparation and filing of patent applications. CytomX and Pfizer will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 7.3.2.

7.4. Obligations in Connection with Change of Control. If CytomX is subject to a Change of Control, CytomX will, and it will cause its Affiliates and Representatives to, ensure that no Confidential Information of Pfizer, other than with respect to the status of Development or Commercialization of a Licensed Product, is released to (a) any Affiliate of CytomX that becomes an Affiliate as a result of the Change of Control or (b) any Representatives of CytomX (or of the relevant surviving entity of such Change of Control) who become Representatives as a result of the Change of Control, unless such Representatives have signed individual confidentiality agreements which include equivalent obligations to those set out in this Article 7. If any Change of Control of CytomX occurs, CytomX shall promptly notify Pfizer, share with Pfizer the policies and procedures it plans to implement in order to protect the confidentiality of Pfizer’s Confidential Information prior to such implementation and make any adjustments to such policies and procedures that are reasonably requested by Pfizer. Notwithstanding the foregoing, this Section 7.4 shall not be deemed to limit CytomX’s right to disclose Developed IP that CytomX would otherwise have a right to use and disclose to a Third Party (i.e., if such Third Party did not acquire CytomX).

8.	REPRESENTATIONS AND WARRANTIES.

8.1. Mutual Representations and Warranties. Each of CytomX and Pfizer hereby represents and warrants to the other Party that:

8.1.1. it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.1.2. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.1.3. it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

8.1.4. this Agreement has been duly executed and is a legal, valid and Binding Obligation on each Party, enforceable against such Party in accordance with its terms; and

8.1.5. the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any Binding Obligation existing as of the Effective Date.

8.2. Representations and Warranties of CytomX. CytomX hereby represents and warrants to Pfizer that as of the Effective Date:

8.2.1. CytomX is the sole and exclusive owner of, or otherwise Controls pursuant to a CytomX Third Party Agreement listed on Schedule 8.2.1, the CytomX Technology existing as of the Effective Date, all of which is free and clear of any claims, liens, charges or encumbrances;

8.2.2. it has and will have the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Pfizer or Pfizer’s Affiliates under this Agreement;

8.2.3. as of the Effective Date (a) Schedule 8.2.3 sets forth a true and complete list of all CytomX Patent Rights, (b) to CytomX’s knowledge after reasonable inquiry, each such Patent Right outside of the United States owned by CytomX is in full force and effect and (c) each such Patent Right in the United States owned by CytomX is in full force and effect and (d) to CytomX’s knowledge, each such Patent Right Controlled by CytomX pursuant to the UCSB Agreement is in full force and effect;

8.2.4. to its knowledge: (i) the CytomX Patent Rights existing as of the Effective Date, are, or, upon issuance, will be, valid and enforceable patents and (ii) as of the Effective Date, no Third Party (a) is infringing any CytomX Patent Right or (b) has challenged or threatened to challenge the extent, validity or enforceability of any CytomX Patent Right (including, by way of example, through the institution or threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

8.2.5. to its knowledge, it and its counsel, and to its knowledge, UCSB and its counsel with respect to the Patent Rights subject to the UCSB Agreement, have complied with all Applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the CytomX Patent Rights existing as of the Effective Date;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2.6. CytomX has independently developed all CytomX Know-How existing as of the Effective Date or otherwise has a valid right to use, and to permit Pfizer, Pfizer’s Affiliates and Pfizer’s Sublicensees to use, such CytomX Know-How for all permitted purposes under this Agreement;

8.2.7. it (or UCSB, with respect to the Patent Rights subject to the UCSB Agreement) has obtained from all inventors of CytomX Technology existing as of the Effective Date, valid and enforceable agreements assigning to CytomX (or to UCSB, with respect to the Patent Rights subject to the UCSB Agreement) each such inventor’s entire right, title and interest in and to all such CytomX Technology;

8.2.8. except as expressly disclosed in Schedule 8.2.8, no CytomX Technology existing as of the Effective Date is subject to any funding agreement with any Governmental Authority;

8.2.9. except as expressly disclosed in Schedule 8.2.9, neither CytomX nor any of its Affiliates are subject to any agreement or obligation that limits any ownership or license right granted to Pfizer or its Affiliates under this Agreement, including any right granted to Pfizer or its Affiliates to access, practice, grant any licenses or sublicenses under, or provide Pfizer’s Sublicensees with access to any intellectual property right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement or obligation, be included in the rights licensed or assigned to Pfizer or its Affiliates pursuant to this Agreement;

8.2.10. (a) there are no agreements between CytomX and any Third Party existing as of the Effective Date under which CytomX obtains rights in or to any Licensed Intellectual Property, other than the CytomX Third Party Agreements expressly disclosed in Schedule 8.2.10 (each, a “Disclosed Third Party Agreement”), true and complete copies of which have been provided to Pfizer, (b) except as provided in the Disclosed Third Party Agreements, no Third Party has any right, title or interest in or to, or any license under, any CytomX Technology, (c) no rights granted by or to CytomX or its Affiliates under any Disclosed Third Party Agreement conflict with any right or license granted to Pfizer or its Affiliates hereunder and (d) CytomX and its Affiliates are in compliance in all respects with all Disclosed Third Party Agreements, including all due diligence obligations of CytomX under the Disclosed Third Party Agreements;

8.2.11. to its knowledge, the use, practice or application by CytomX or Pfizer (or their respective Affiliates or Sublicensees) of any CytomX Technology does not and will not infringe any valid claim of an issued and unexpired patent of any

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Third Party (excluding, for clarity, any potential infringement that might arise solely as a result of the combination of any CytomX Technology with any other technology or intellectual property); and

8.2.12. there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of CytomX, threatened against CytomX or any of its Affiliates or (b) judgment or settlement against or owed by CytomX or any of its Affiliates, in each case in connection with the CytomX Technology or relating to the transactions contemplated by this Agreement.

8.2.13. The CytomX Letter and the Patent Rights licensed under the UCSB Agreement together set forth all Third Party Patent Rights of which CytomX is aware that are or may be relevant to the Licensed Intellectual Property, including the composition of, or any method of using or method of making or any Tools for Developing, any Probody, Mask, Substrate or PDC.

8.3. CytomX Covenants. In addition to the covenants made by CytomX elsewhere in this Agreement, CytomX hereby covenants to Pfizer that, from the Effective Date until expiration or termination of this Agreement:

8.3.1. except in CytomX’s ordinary course of prosecution or in the course of enforcement of Patent Rights in accordance with the provisions of Article 6, or with Pfizer’s prior written consent, it will not (a) take any action that conflicts with the rights under the Licensed Intellectual Property or Developed IP granted or assigned to Pfizer or Pfizer’s Affiliates under this Agreement or (b) fail to take any action that is reasonably necessary to avoid a conflict with the rights under the Licensed Intellectual Property or Developed IP granted or assigned to Pfizer or Pfizer’s Affiliates under this Agreement;

8.3.2. it will (a) not enter into any CytomX Third Party Agreement that conflicts with or limits (i) the rights granted to Pfizer or Pfizer’s Affiliates hereunder or (ii) CytomX’s ability to fully perform its obligations hereunder; (b) not amend, terminate or otherwise modify any CytomX Third Party Agreement (including any Disclosed Third Party Agreement) or consent or waive rights with respect thereto in any manner that adversely affects (i) the rights granted to Pfizer or Pfizer’s Affiliates hereunder or (ii) CytomX’s ability to fully perform its obligations hereunder; (c) promptly furnish Pfizer with copies of all (i) amendments to the Disclosed Third Party Agreements and (ii) CytomX Third Party Agreements and related amendments executed following the Effective Date; (d) fulfill, and cause its Affiliates to fulfill, all of their respective obligations under all CytomX Third Party Agreements (including Disclosed Third Party Agreements) so as not to be in breach of such agreements; (e) furnish Pfizer with copies of all notices received by CytomX or its Affiliates relating to any actual or alleged breach by CytomX or its Affiliates under any CytomX Third Party

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement (including any Disclosed Third Party Agreement), and all other notices received by CytomX or its Affiliates in connection with any CytomX Third Party Agreement (including any Disclosed CytomX Third Party Agreement) that pertain to the rights granted to Pfizer or Pfizer’s Affiliates hereunder, within five (5) Business Days after receipt thereof; and (f) in the event that CytomX does not resolve any such actual or alleged breach, notify Pfizer within a sufficient period of time before the expiration of the cure period for such actual or alleged breach under such CytomX Third Party Agreement such that Pfizer is able to cure or otherwise resolve such actual or alleged breach or default, and if Pfizer makes any payments to any Third Party in connection with the cure or other resolution of such breach or default, then Pfizer may credit the amount of such payments against any royalties or other amounts payable to CytomX pursuant to this Agreement.

8.3.3. it will not enter into any agreement or arrangement which limits the ownership rights of Pfizer or its Affiliates with respect to any Developed IP, or limits the ability of Pfizer or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual property right or material (including any Patent Right, Know-How or other data or information), in each case, that is within the Licensed Intellectual Property, subject to the terms of CytomX Third Party Agreements accepted by Pfizer in accordance with Section 5.5.2(c) above; and

8.3.4. it will maintain agreements with all Persons acting by or on behalf of CytomX or its Affiliates under this Agreement which require such Persons to assign to CytomX their entire right, title and interest in and to all Patent Rights, Know-How or other intellectual property rights that are conceived or generated in the course of performing Research Plan Activities.

8.4. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

8.5. Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	GOVERNMENT APPROVALS; TERM AND TERMINATION.

9.1. Government Approvals. Each of CytomX and Pfizer shall cooperate with the other Party and use Commercially Reasonable Efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

9.2. Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall extend, unless this Agreement is terminated earlier in accordance with this Article 9, on a Licensed Product-by-Licensed Product and country-by-country basis, until such time as the Royalty Term with respect to the sale of such Licensed Product in such country expires. Notwithstanding the foregoing, this Agreement shall terminate upon the expiration of the last-to-expire Option Exercise Period if Pfizer has not elected to exercise any Option under Section 4.1.2 prior to such time.

9.3. Termination by Either Party for Cause. Except as otherwise provided in Section 3.2.5, either Party may terminate this Agreement, in its entirety or, at the terminating Party’s option, on a Research Project Target-by-Research Project Target basis, at any time during the Term of this Agreement by giving written notice to the other Party if the other Party commits a material breach of its obligations under this Agreement and such breach remains uncured for ninety (90) days, measured from the date written notice of such breach is given to the breaching Party. Notwithstanding the foregoing, a Party shall have the right to terminate this Agreement pursuant to this Section 9.3 (a) in part with respect to an individual Research Project Target only if the other Party’s material breach giving rise to such termination right relates to such Research Project Target or (b) in its entirety only if such material breach fundamentally frustrates the objectives of or transactions contemplated by this Agreement taken as a whole or affects substantially all of the Research Program.

9.4. Termination by Pfizer for Convenience. At any time after the one (1) year anniversary of the Effective Date, Pfizer shall have the right to terminate this Agreement for any or no reason, either in its entirety or on a Research Project Target-by-Research Project Target basis, by providing sixty (60) days advance written notice of such termination to CytomX.

9.5. Termination on Insolvency of CytomX. This Agreement may be terminated upon written notice by Pfizer at any time in the event of a CytomX Insolvency Event.

9.6. Effects of Termination.

9.6.1. Effect of Termination by Pfizer for Cause. If Pfizer terminates this Agreement with respect to any or all Research Project Targets pursuant to Section 9.3 (each, a “Terminated Target”):

(a) all work under the applicable Research Plan with respect to each Terminated Target shall cease, and CytomX shall have no further obligation to: (i) perform any of its obligations under the applicable Research Plan with respect to such Terminated Target, (ii) to provide any additional assistance under Section 4.1.9 related to such Terminated Target, or (iii) to disclose or provide any rights with respect to the Terminated Target under any Third Party agreements entered into after the date of termination pursuant to Section 5.5.2(c)(iii);

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) if the Terminated Target is the Second Target, then Pfizer’s Target replacement right under Section 2.1.4 shall terminate as of the date of such termination notice;

(c) all options and licenses granted to Pfizer with respect to such Terminated Target and any Licensed Product Targeting such Terminated Target (each, a “Terminated Licensed Product”), including under Section 4.1, shall continue and become irrevocable and perpetual and the Parties rights and obligations under Section 8.3 shall continue;

(d) Pfizer shall have no further obligations to CytomX under this Agreement with respect to any such Terminated Target or Terminated Licensed Product, other than (i) those obligations that expressly survive termination in accordance with Section 9.8, or (ii) as provided in this Section 9.6.1;

(e) Pfizer shall have an obligation to pay (i) except if such termination arises as a result of CytomX’s breach of Sections 2.1.6, 4.5, 7 and 8.2.3 through 8.2.13, fifty percent (50%) of any Option Fee that becomes due with respect to such Terminated Target pursuant to Section 5.2; (ii) except if such termination arises as a result of CytomX’s breach of Sections 2.1.6, 4.5, 7 and 8.2.3 through 8.2.13, fifty percent (50%) of Milestone Payments with respect to Terminated Licensed Products and (iii) royalties with respect to Net Sales of Terminated Licensed Products in accordance with the terms and conditions of this Agreement, in an amount equal to fifty percent (50%) of the amount that would otherwise have been payable under this Agreement, provided that in no event will the royalty payable to CytomX for any Licensed Product be reduced below three percent (3%).

(f) Pfizer shall have the right to offset, against any payment owing to CytomX under subparagraph (b) above, any damages found or agreed by the Parties to be owed by CytomX to Pfizer;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g) CytomX shall remain entitled to receive payments that accrued before the effective date of such termination;

(h) nothing in this Section 9.6.1 shall limit any other remedy Pfizer may have for CytomX’s breach of this Agreement;

(i) the rights and obligations of the Parties with respect to all Research Project Targets other than any such Terminated Target shall remain in full force and effect; and

(j) for the avoidance of doubt, all licenses granted by Pfizer to CytomX under Section 4.2.1 shall terminate as of the effective date of such termination with respect to any such Terminated Target, and, if this Agreement is terminated in its entirety, all rights granted by Pfizer under Section 4.2.1 shall terminate as of the effective date of such termination. For clarity, the licenses granted by Pfizer to CytomX under Sections 4.2.2 and 4.3.2 shall survive any such termination.

9.6.2. Effect of Termination by Pfizer on Insolvency of CytomX. If Pfizer terminates this Agreement pursuant to Section 9.5:

(a) CytomX shall have no further obligation to perform any of its obligations under this Agreement (including CytomX’s obligations under the Research Program and CytomX’s obligations related to CytomX Third Party Agreements) other than those obligations that expressly survive termination of this Agreement in accordance with Sections 9.6.2(b) and 9.8 and without limiting Pfizer’s right to cure or otherwise resolve any breach or alleged breach under any CytomX Third Party Agreement pursuant to Section 8.3.2;

(b) All options and licenses granted to Pfizer, including under Section 4.1.3 (but only with respect to a particular Research Project Target if Pfizer exercised its Option and paid the applicable Option Fee), shall continue and become, subject only to the royalty obligation set forth below in this Section 9.6.2(b), irrevocable and perpetual, the Parties’ rights and obligations under Section 8.3 shall continue, and Pfizer shall have no further obligations to CytomX under this Agreement other than (i) those obligations that expressly survive termination in accordance with Section 9.8 and (ii) an obligation to pay royalties with respect to Net Sales of Licensed Products under Section 5.5 in accordance with the terms and conditions of this Agreement;

(c) CytomX shall remain entitled to receive payments that accrued before the effective date of such termination;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Pfizer shall have the right to offset, against any payment owing to CytomX under subparagraph (b) above, any damages found or agreed by the Parties to be owed by CytomX to Pfizer; and

(e) nothing in this Section 9.6.2 shall limit any other remedy Pfizer may have for CytomX’s breach of this Agreement.

9.6.3. Effect of Termination by CytomX for Cause or by Pfizer for Convenience.

(a) If CytomX terminates this Agreement with respect to any Research Project Target pursuant to Section 9.3, or if Pfizer terminates this Agreement with respect to any Research Project Target pursuant to Section 9.4, then all licenses and options granted by CytomX to Pfizer under Sections 4.1.1 and 4.1.3 with respect to any such Research Project Target and any Licensed Product Targeting such Research Project Target shall terminate. Upon any such termination, the following provisions shall apply:

(i) CytomX shall have no further obligation to perform any of its obligations under the Research Program, or provide any additional assistance under Section 4.1.9, with respect to such Research Project Target;

(ii) any Research Project Target with respect to which this Agreement has been terminated shall no longer be considered a Research Project Target for all purposes of this Agreement, including Sections 2.1.6, 3.5, 4.5.1, and 6.2.2, without limiting any obligations under Section 7;

(iii) CytomX shall remain entitled to receive payments that accrued before the effective date of such termination; and

(iv) If the termination is with respect to the Second Target and Pfizer has not exercised its Target replacement right under Section 2.1.4 prior to the date of the termination notice, then such Target replacement right shall terminate as of the date of such termination notice.

(b) If CytomX terminates this Agreement in its entirety pursuant to Section 9.3, or if Pfizer terminates this Agreement in its entirety pursuant to Section 9.4: (i) all licenses and options granted by CytomX to Pfizer under this Agreement, excluding those granted under Sections 4.1.4, 4.1.5 and 4.3.1, shall terminate, (ii) the licenses granted by Pfizer to CytomX under Sections 4.2.2 and 4.3.2 shall survive such termination, and (iii)

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CytomX shall have no further obligations to Pfizer, and Pfizer no further rights, under this Agreement other than those rights and obligations that expressly survive termination in accordance with Section 9.8.

(c) If Pfizer, pursuant to Section 9.4, terminates this Agreement in its entirety or solely with respect to EGFR after the initiation of dosing of the first subject in a Phase I Clinical Study with respect to a Licensed Product Targeting EGFR, then the Parties, upon CytomX’s written request made within thirty (30) days after the effective date of termination, shall for a period of one hundred twenty (120) days negotiate in good faith the terms and conditions of a license to CytomX, under relevant Pfizer Technology and Developed IP Controlled by Pfizer (including any PDC Developed IP), to Develop and Commercialize the EGFR Continuation Product, such terms and conditions to be mutually agreeable, reasonable and customary.

(d) If Pfizer, pursuant to Section 9.4, terminates this Agreement with respect to any Research Project Target (either by terminating this Agreement in its entirety or solely with respect to such Research Project Target) after Pfizer exercises its Option with respect to such Research Project Target and prior to initiation of dosing of the first subject in a Phase I Clinical Study of a Licensed Product Targeting such Research Project Target, then the Parties, upon CytomX’s written request made within thirty (30) days after the effective date of termination, shall for a period of one hundred twenty (120) days negotiate in good faith the terms and conditions of a license to CytomX, under relevant Developed IP Controlled by Pfizer, to Develop and Commercialize PDCs Targeting such Research Project Target; provided that, for clarity, such license shall not include any rights under any Pfizer Technology or Pfizer Improvement.

(e) For the avoidance of doubt, if CytomX terminates this Agreement with respect to any Research Project Target pursuant to Section 9.3, or if Pfizer terminates this Agreement with respect to any Research Project Target pursuant to Section 9.4, in each case including all Research Project Targets in the event that this Agreement is terminated in its entirety, any such Research Project Target will no longer be considered to be a Research Project Target for the purpose of this Agreement.

9.6.4. Satisfaction of Obligations During Notice Period. During the period from providing a notice of termination through the termination of the Agreement, the Parties shall continue to perform their obligations under this Agreement.

9.6.5. Pending Dispute Resolution. If a Party gives notice of termination under Section 9.3 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 11.9 and this Agreement shall remain in effect pending

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the resolution of such dispute. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be effective immediately. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

9.7. Disposition of Inventories of Products. Following termination of this Agreement with respect to one or more Research Project Targets, Pfizer, its Affiliates and its Sublicensees shall have the right to continue to sell their existing inventories of Licensed Product(s) Targeting such Research Project Targets that have received Regulatory Marketing Approval prior to such termination for a period not to exceed six (6) months after the effective date of such termination or expiration and Pfizer shall pay any royalties payable in connection with such sales in accordance with Section 5.5.

9.8. Survival of Certain Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation that accrued before such expiration or termination. The following provisions shall survive expiration or termination of this Agreement: Sections 2.11, 2.12.3, 2.12.4, 2.12.5, 4.1.4, 4.1.5, 4.1.7 (solely with respect to any licenses that survive such expiration or termination), 4.2.2, 4.3, 4.4, 4.6, 5.3.4 (for the period set forth therein), 5.6 (for any payment obligations accrued prior to such termination or expiration), 5.7.1 (for the period set forth therein), 5.7.2 (for the period set forth therein), 5.7.3, 5.7.4, 6.1, 6.2.1(a), 6.2.1(e), and Articles 1, 7, 10 (provided that obligations under Section 10.5 shall only survive for five (5) years after termination or expiration), and 11. For avoidance of doubt, any other Section that explicitly states it survives expiration or termination of this Agreement shall so survive.

9.9. Right to Termination of Research Project(s) or Research Program by Pfizer upon Change of Control of CytomX. If a Change of Control of CytomX is consummated during any Research Term, Pfizer shall have the right to terminate any Research Project or the Research Program in its entirety (in each case, without terminating the associated Option(s)), upon written notice to CytomX within sixty (60) days after consummation of such Change of Control of CytomX, such termination effective sixty (60) days after Pfizer’s notice. Such termination of any Research Project or the Research Program (a) shall not constitute termination of this Agreement, (b) shall not affect the Parties’ rights and obligations under this Agreement other than those relating to such Research Project or the Research Program and (c) shall not relieve either Party of any obligation that arose prior to such termination. Following any such termination of any Research Project or the Research Program, as applicable, Pfizer shall have no further funding obligation under Article 2 or Section 5.3 with respect to such Research Project or the Research Program, as applicable, other than that which may have accrued prior to such termination. In addition, if, at any time following a Change of Control of CytomX consummated during any Research Term, CytomX or its successor fails to perform its obligations under the Research Program in any material respect, then, effective upon written notice to CytomX or its successor, Pfizer shall have the right to terminate any Research Project or the Research Program in its entirety pursuant to this

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 9.9, and CytomX, upon Pfizer’s request, shall promptly transfer to a Third Party designated by Pfizer, at no additional cost to Pfizer, such CytomX Know-How and CytomX Improvements, including related materials, as is necessary for such Third Party to complete all activities allocated to CytomX under such Research Project or the Research Program, as applicable (which Third Party shall agree in writing to be bound by terms providing for Pfizer rights no less favorable to Pfizer than the rights granted to Pfizer in this Agreement). For the avoidance of doubt, in the event that Pfizer terminates a Research Project or the Research Program in accordance with this Section 9.9, such termination will not be deemed to be a termination for cause under Section 9.3 or a termination for convenience under Section 9.4, and the only effects of such termination are as set forth in this Section 9.9. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 9.9 shall limit, or preclude Pfizer from seeking, any other remedy Pfizer may have for CytomX’s breach of this Agreement; provided that Pfizer may not seek remedy under both this Section 9.9 and Section 9.3 with respect to the same performance failure by CytomX or its successor.

9.10. Effects of CytomX Change of Control. In the event of a CytomX Change of Control during the Term, the following provisions of this Section 9.10 shall apply:

9.10.1. Certain Terms Regarding Intellectual Property.

(a) CytomX Intellectual Property. All Developed IP, CytomX Technology and Licensed Intellectual Property Controlled by CytomX immediately prior to such CytomX Change of Control shall continue to be CytomX Developed IP, CytomX Technology, and Licensed Intellectual Property for purposes of this Agreement.

(b) Existing Acquirer Intellectual Property. Patent Rights and Know-How that were Controlled by the entity acquiring CytomX or such entity’s Affiliates that were not Affiliates of CytomX prior to such CytomX Change of Control (collectively, the “Acquirer”) shall not be included within the Licensed Intellectual Property.

(c) Independent Intellectual Property. Patent Rights and Know-How that, following such CytomX Change of Control, are developed, made or otherwise acquired or Controlled by the Acquirer outside of the Research Program and without use of Pfizer’s Confidential Information or Developed IP, CytomX Improvements or CytomX Technology shall not be included within the Developed IP, CytomX Technology, Licensed Intellectual Property or CytomX Third Party Agreements (it being understood, however, for the avoidance of doubt, that all CytomX Technology, Developed IP, and Licensed Intellectual Property developed by CytomX or the Acquirer in the course of, or used by CytomX or the Acquirer under any Research Plan shall continue to be Licensed Intellectual Property for all purposes of this Agreement). In addition, if

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

rights to Licensed Intellectual Property were granted to the Acquirer prior to the Change of Control, then the use of such Licensed Intellectual Property in accordance with such grant (and consistent with the exclusive licenses granted under this Agreement) shall not be deemed use of Confidential Information as described above for purposes of this Section 9.10.1(c).

9.10.2. Effect on Certain Agreement Provisions. From and after the effective date of a CytomX Change of Control, the Acquirer shall not be considered an “Affiliate” for the purpose of (a) Section 4.1.8 with respect to data that was not generated in the course of any Research Plan and (b) Section 4.5.1, provided that the Acquirer does not engage in any activities otherwise restricted under Section 4.5.1 using any Developed IP, Pfizer Technology, Pfizer Improvements or Confidential Information of Pfizer.

10.	LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE.

10.1. No Consequential Damages. Except with respect to liability arising from a breach of Article 7, from any willful misconduct or intentionally wrongful act, or to the extent such Party may be required to provide indemnification under this Article 10, in no event will either Party, its Affiliates, its Sublicensees or any of its, its Affiliates’ or its Sublicensees’ respective Representatives be liable under this Agreement for any special, indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by either Party or any of its respective Affiliates or Representatives. Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s Affiliates, Representatives or stockholders for, any damages based on or measured by loss of projected or speculative future sales of the Licensed Products, any Milestone Payment due upon any unachieved event under Section 5.4, any unearned royalties under Section 5.5 or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

10.2. Indemnification by Pfizer. Pfizer will indemnify, defend and hold harmless CytomX, its Affiliates and each of its and their respective employees, officers, directors and agents (each, a “CytomX Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the CytomX Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

10.2.1. Development, Manufacture, Commercialization or use of any Licensed Product by, on behalf of, or under the authority of, Pfizer (other than by any CytomX Indemnified Party), other than claims for which CytomX is required to indemnify Pfizer pursuant to Section 10.3; or

10.2.2. the material breach by Pfizer of any of its representations, warranties or covenants set forth in this Agreement;

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

except, in each case, to the extent caused by the negligence, recklessness or intentional acts of CytomX or any CytomX Indemnified Party.

10.3. Indemnification by CytomX. CytomX will indemnify, defend and hold harmless Pfizer, its Affiliates, Sublicensees, contractors, distributors and each of its and their respective employees, officers, directors and agents (each, a “Pfizer Indemnified Party”) from and against any and all Liabilities that the Pfizer Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

10.3.1. any claim that the exercise of rights under the Licensed Intellectual Property by, on behalf of, or under the authority of Pfizer (other than by any CytomX Indemnified Party) to Develop, Manufacture, Commercialize or use any Licensed Product infringes any Third Party Patent Rights listed on the CytomX Letter; provided that all amounts due any Third Party under this Section 10.3.1, including damages awarded, and any royalties payable under any license or settlement entered into by Pfizer related to any such Liability (together with litigation expenses of Pfizer in undertaking the defense of any such claim) shall be deemed payments under an Additional Third Party License and fifty percent (50%) of such amounts shall be offset against royalties due CytomX under this Agreement as set forth in Section 5.5.2(b) (subject to the three percent (3%) minimum specified therein). Notwithstanding Section 10.4.2, such right of offset under Section 5.5.2(b) shall be the sole and exclusive remedy with respect to the indemnity under this Section 10.3.1;

10.3.2. other than for claims described in Section 10.3.1 or claims arising from or directed to the Development, Manufacture, Commercialization or use of any Licensed Product by a Pfizer Indemnitee (whether or not the Licensed Product was developed by CytomX in the performance of Research Plan Activities), the use of any Licensed Intellectual Property for the Development, Manufacture, Commercialization or use of any products by, on behalf of, or under the authority of, CytomX (other than by any Pfizer Indemnified Party); or

10.3.3. the material breach by CytomX of any of its representations, warranties or covenants set forth in this Agreement;

except to the extent caused by the negligence, recklessness or intentional acts of Pfizer or any Pfizer Indemnified Party.

10.4. Procedure.

10.4.1. Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

10.4.2. Control. Subject to Pfizer’s right to control any actions described in Section 6.2 (even where CytomX is the Indemnifying Party), the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). Within ten (10) Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten (10) Business Days after notice thereof, the

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

10.4.3. Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party shall use reasonable efforts to mitigate Liabilities arising from such Third Party Claim.

10.5. Insurance. Each Party shall obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers (or pursuant to a program of self-insurance reasonably satisfactory to the other Party) to cover its indemnification obligations under Section 10.2 or Section 10.3, as applicable, in each case with limits of not less than $3,000,000 per occurrence and in the aggregate. Insurance (other than permitted self-insurance) shall be procured with carriers having an A.M. Best Rating of A-VII or better.

11.	MISCELLANEOUS.

11.1. Assignment. CytomX may not assign this Agreement without the prior written consent of Pfizer, which consent will not be unreasonably withheld or delayed; provided, however, that CytomX may, without the written consent of Pfizer, assign this Agreement in connection with the transfer or sale of all or substantially all of its business, through merger, sale of assets or sale of stock or ownership interest. Pfizer may not assign this Agreement or any interest hereunder without the prior written consent of CytomX, which consent will not be unreasonably withheld or delayed, except that this Agreement may be assigned as follows: (a) Pfizer may assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets or sale of stock or ownership interest and (b) Pfizer may assign its rights and obligations under this Agreement to any of its Affiliates; provided that if such assignment would result in withholding or other similar taxes

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

becoming due on payments to CytomX under this Agreement, then any such assignment will require CytomX’s prior written consent absent an express agreement by Pfizer or the assignee to pay or reimburse CytomX for any such taxes resulting from such assignment, such consent not to be unreasonably withheld or delayed. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.1 shall be void.

11.2. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

11.3. Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to resume performance. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any Applicable Law or order of any government, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

11.4. Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), five days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

All correspondence to Pfizer shall be addressed as follows:

Pfizer Inc.

Notices: R&D Business Development

235 East 42nd Street

New York, NY 10017

Attn.: R&DBD Contract Notice

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with a copy to:

Pfizer Inc.

Notices: Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attn.: Chief Counsel, R&D

[***]

To help expedite Pfizer’s awareness and response, copies of notices may be provided to Pfizer by email but must be supplemented by one of the following methods: (a) personal delivery, (b) first class certified mail with return receipt requested, or (c) next-day delivery by major international courier, with confirmation of delivery. Electronic copies may be sent via email to [***].

All correspondence to CytomX shall be addressed as follows:

CytomX Therapeutics, Inc.

650 Gateway Blvd., Suite 125

South San Francisco, CA 94080-7014

Attn: CEO

Fax: 1-650-351-0353

with a copy to:

Kenneth A. Clark

Wilson, Sonsini, Goodrich & Rosati LLP

650 Page Mill Road

Palo Alto, CA 94303

Fax: 1-650-493-6811

11.5. Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.6. Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.7. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

11.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.9. Dispute Resolution. If any dispute or disagreement arises between Pfizer and CytomX in respect of this Agreement, they shall follow the following procedures in an attempt to resolve the dispute or disagreement:

11.9.1. The Party claiming that such a dispute exists shall give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the dispute.

11.9.2. Within fourteen (14) days of receipt of a Notice of Dispute, the Pfizer Alliance Manager and the CytomX Alliance Manager shall meet in person or by teleconference and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavors to resolve the dispute.

11.9.3. If the Alliance Managers are unable to resolve the dispute during the meeting described in Section 11.9.2 or if for any reason such meeting does not take place within the period specified in Section 11.9.2, then the dispute will be referred to the JRC which shall meet no later than forty-five (45) days following the initial receipt of the Notice of Dispute and use reasonable endeavors to resolve the dispute.

11.9.4. If the JRC is unable to resolve the dispute during the meeting described in Section 11.9.3 or if for any reason such meeting does not take place within the period specified in Section 11.9.3, then the Senior Vice President and Chief Scientific Officer, Oncology Research Unit, of Pfizer and the Chief Executive Officer of CytomX shall meet at a mutually agreed-upon time and location for the purpose of resolving such dispute.

11.9.5. If, within a further period of thirty (30) days, or if in any event within ninety (90) days of initial receipt of the Notice of Dispute, the dispute has not been resolved, or if, for any reason, the meeting described in Section 11.9.4 has not been held within ninety (90) days of initial receipt of the Notice of Dispute, then the Parties agree that either Party may initiate litigation to resolve the dispute.

11.9.6. Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement. The provisions of this Section 11.9 will survive for five (5) years from the date of termination or expiration of this Agreement.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.10. Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of law principles thereof.

11.11. Consent to Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.

11.12. Entire Agreement. This Agreement, including its Exhibits and Schedules, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including the Confidentiality Agreement which is hereby terminated effective as of the Effective Date, provided that such Confidentiality Agreement will continue to govern the treatment of Confidential Information disclosed by the Parties prior to the Effective Date in accordance with its terms.

11.13. Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.14. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and both of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable Party.

11.15. No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement. However, Pfizer may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Pfizer shall remain liable hereunder for the performance by any such Affiliates of any such obligations.

[The remainder of this page has been intentionally left blank. The signature page follows.]

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

PFIZER INC.		CYTOMX THERAPEUTICS, INC.

By:	/s/ Mikael Dolsten	By:	/s/ Sean McCarthy
Name:	Mikael Dolsten	Name:	Sean McCarthy
Title:	Worldwide Research and Development	Title:	CEO

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 2.3.1

EGFR Research Plan

[***]†

†	Four pages of text have been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment A to Schedule 2.3.1(a):

Certificate of Testing for Antibody Drug Conjugates

Lot Number (PF Number & Batch)

Reagent Name

PF sheet	<hyperlink>

Purpose of preparation	In vivo

Prepared from:

Antibody # & name
Linker+Payload # & type
Payload # & mechanism

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Preparation Conditions:

Site of conjugation

Antibody preparation for conjugation:

Conjugation reaction conditions

Formulation	PBS

Recommended Storage Conditions	4ºC

Material Use	For Research Use Only

Prepared by:

Submitter Name (Last, First)

Date prepared

Date purified

Notebook & Page

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Lot Number
Reagent Name

[***]†

†	Two pages of text have been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.51

EGFR

[***]†

†	Three pages of text have been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.54

EGFR Probody

[***]†

†	One page of text has been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.159

Tool Patent Rights

Title	CYTX Ref No.	CY	Serial No. / Issue No.	Filing / Issue Dates	Priority Dates	Status	Assignee	Pub No.	Pub Date
[***]†

†	One page of text has been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 6.2.1(d)

Countries for Filing National Phase Applications (Part A and Part B)

[***]†

†	One page of text has been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 7.3.1

Press Release

CytomX Announces Global Strategic Collaboration with Pfizer to Develop and Commercialize Multiple Probody™-Drug Conjugates in Oncology

CytomX Eligible to Receive Approximately $25 Million in Upfront and Pre-Clinical Milestone Payments, $610 Million in Regulatory and Sales Milestones, Plus Tiered Royalties on Sales

SOUTH SAN FRANCISCO – DATE XX, 2013 – CytomX Therapeutics, Inc., a biotechnology company developing a new generation of targeted antibody therapeutics, today announced that it has entered into a global strategic collaboration with Pfizer Inc. to develop and commercialize multiple Probody™-Drug Conjugates (PDCs). CytomX’s novel Probody Platform brings to the collaboration a proprietary, highly differentiated approach to developing safer and more effective antibody-drug conjugates (ADCs). PDCs are engineered to combine cytotoxic agents with masked Probodies that remain inert in healthy tissue but are activated specifically in the tumor microenvironment, opening up new target space for this emerging therapeutic class.

“Combining our novel Probody Platform with Pfizer’s broad capabilities in ADCs marks an important milestone for CytomX and underscores the potential of our Probody Platform to enable new generations of empowered antibodies,” said Sean McCarthy, D.Phil., chief executive officer of CytomX. “Our innovative science is driving the development of groundbreaking Probodies and PDCs that have already demonstrated preclinical activity when selectively activated within the tumor microenvironment. We look forward to collaborating with Pfizer with the aim of researching and developing highly differentiated PDC products that have the potential to change the way cancer is treated.”

Under the terms of the agreement, Pfizer has exclusive rights to pursue development and commercialization of select PDCs. The companies will work together on preclinical research and Pfizer will be responsible for development and potential commercialization of any selected PDCs. CytomX will be eligible to receive up-front and pre-clinical milestone payments totaling approximately $25 million and approximately $610 million in regulatory and sales milestone payments, as well as tiered royalties reaching double digits on potential future sales.

“This partnership is a great example of how Pfizer is seeking to innovate new capabilities in cutting-edge science and technology platforms with the aim of delivering safer, more effective cancer medicines to patients,” said Robert T. Abraham, senior vice president and chief scientific officer, Pfizer’s Oncology Research Unit. “Pfizer’s investment in CytomX’s emerging Probody Platform is an important component of our overall strategic focus to advancing the next generation of ADCs and reflects the disruptive potential of this approach.”

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

About The CytomX Probody™ Platform

CytomX’s novel Probody™ Platform is enabling the development of a diversified pipeline of next-generation empowered antibodies, including Probodies, Probody-Drug Conjugates (PDCs), bispecifics, and other formats, to address previously undruggable targets in cancer, inflammation, and other significant unmet medical needs. Probodies have the potential to expand the therapeutic window for targets where therapeutic intervention is expected to have a significant impact on the disease, but also where normal tissue expression patterns are too widespread to allow for adequate safety margins using conventional antibody approaches. CytomX’s Probodies are fully recombinant masked antibodies that remain inert in healthy tissue but are activated specifically in the disease microenvironment. Probodies leverage dysregulated protease activity, a hallmark of many diseased states, to locally activate in the disease tissue thereby achieving unprecedented levels of tissue-specific targeting.

About CytomX

CytomX Therapeutics is a biotechnology company developing a new generation of highly targeted antibody therapeutics with the potential to transform lives with safer, more effective therapies. CytomX’s Probody™ Platform offers a highly differentiated approach to discovering and developing empowered antibodies and is enabling the development of a diversified pipeline addressing previously undruggable targets in major unmet medical needs including cancer and inflammation. Probodies are masked antibodies that remain inert in healthy tissue but are activated specifically in the disease microenvironment. This improved selectivity allows CytomX to open a therapeutic window for high potential, but previously inaccessible targets, and to expand the therapeutic index of existing, validated targets, thereby redefining the landscape for therapeutic antibodies. CytomX is led by a seasoned and proven management team and is financed by leading life science investors including Third Rock Ventures, Canaan Partners and the Roche Venture Fund. For more information, please visit www.cytomx.com.

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***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.2.1

CytomX Third Party Agreements

Amended and Restated License Agreement between Regents of the University of California through its Santa Barbara Campus and CytomX Therapeutics, entered into on August 19, 2010

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.2.3

CytomX Patent Rights

Schedule 1.159 is incorporated herein as are the following patent rights:

Title	CYTX Ref No.	CY	Serial No. / Issue No.	Filing / Issue Dates	Priority Dates	Status	Assignee	Pub No.	Pub Date
[***]†

†	Two pages of text have been omitted.

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.2.8

Government Funding Agreements

Federal Grant Nos. 1 U54 CA119335-01 and R43CA132498-01A1, awarded by the National Institutes of Health to University of California Santa Barbara

SBIR Grant No. 1R43C139790-01, awarded by the National Institutes of Health to CytomX Therapeutics

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.2.9

Agreements Limiting IP Rights

None

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8.2.10

Disclosed Third Party Agreements

Amended and Restated License Agreement between Regents of the University of California through its Santa Barbara Campus and CytomX Therapeutics, entered into on August 19, 2010

***Certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.